UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

International Paper Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2019
Annual Meeting & Proxy Statement

April 3, 2019
Dear Shareowner:

We invite you to join us for our 2019 Annual Meeting of Shareowners on May 13 in Memphis, Tennessee. Whether or not you plan to attend, please review the proxy materials and vote your shares. Within this Proxy Statement, we have included a summary that highlights policy updates and provides an overview of key performance metrics.

The proxy materials also include the International Paper 2018 Annual Performance Review, which highlights our key accomplishments. Last year, we delivered strong earnings, returns and cash generation, driven by solid commercial and operational performance across our three businesses. We continued to grow value for our shareowners, with a return that was significantly above our cost of capital and marks our ninth consecutive year with value-creating returns.

We decreased balance sheet debt by approximately $500 million and returned $1.5 billion of cash to our shareowners through dividends of approximately $800 million and share repurchases of approximately $700 million. We increased our annual dividend for the seventh consecutive year and reduced diluted shares outstanding by 3 percent. We also continued to invest in high-return projects to strengthen our businesses.

The guidance and leadership of International Paper’s Board of Directors is key to our successes. In 2018, we honored John L.Townsend and Jay L. Johnson, who retired from our Board after 17 years of combined service; we thank them for their guidance and many contributions. We also thank David J. Bronczek, who retired in February, for his 12 years of service.

This year, Anders Gustafsson joined our Board. He is the chief executive officer and a member of the board of directors of Zebra Technologies Corporation, a global leader in innovation that equips companies with data-driven intelligence to improve productivity and product performance and enhance the customer experience. He brings tremendous international business experience and will provide a unique and valuable technology perspective to our Board.

On behalf of the Board of Directors and our more than 52,000 colleagues around the world, thank you for your support as we continue to pursue our vision of being among the most successful, sustainable and responsible companies in the world.

Sincerely,

Mark S. Sutton

Mark S. Sutton Chairman and Chief Executive Officer Pursuing our vision to be among the most SUCCESSFUL, SUSTAINABLE and RESPONSIBLE companies in the world

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Notice of Annual Meeting of Shareowners

To the Owners of Common Stock of International Paper Company:

Date and Time Monday, May 13, 2019, at 11:00 a.m. CDT

Place International Paper Headquarters Tower IV, 1740 International Drive Memphis, Tennessee 38197

Your vote is important

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the website on the Notice of Internet Availability or proxy card provided to you. You will need to have the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by telephone

If you choose to vote by telephone, you may do so toll-free by following the instructions on the Notice of Internet Availability or proxy card provided to you. You will need to have the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by mail
If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope that was included with the proxy card.
Items of Business
Board Recommendation
Item 1 Elect the 11 nominees named in the proxy statement as directors for a one-year term.	FOR
Item 2 Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.	FOR
Item 3 Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.”	FOR
Item 4 Vote on a shareowner proposal to reduce the special shareowner meeting ownership threshold to 10 percent, if properly presented at the meeting.	AGAINST

Consider any other business properly brought before the meeting.
Record Date
March 14, 2019. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date, are entitled to vote at the meeting.

By order of the Board of Directors,

Sharon R. Ryan
Senior Vice President, General Counsel
and Corporate Secretary
April 3, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 13, 2019:

The following materials are available for viewing and printing at materials.proxyvote.com/460146:

●	The Notice of Annual Meeting of Shareowners to be held on May 13, 2019;
●	International Paper’s 2019 Proxy Statement; and
●	International Paper’s 2018 Annual Performance Summary, or annual report.

A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or the proxy statement, proxy card and annual report are first being sent to shareowners on or about April 3, 2019.

4	2019 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

Meeting Agenda and Voting Recommendations

ITEM 1

Company Proposal to Elect 11 Directors

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation and By-Laws, directors in non-contested elections are elected by an affirmative majority of votes cast. You may vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. “Abstentions” and broker non-votes will have no effect on the results.

Our Board of Directors unanimously recommends that you vote FOR each of the nominees.
See page 16 for further information.

Director Nominees

All nominees are currently directors of International Paper. The following table lists the names, primary occupations, and ages of the nominees as of the date of the Annual Meeting, the year each first became a director of International Paper, and the Board committees on which they will serve as of the date of the Annual Meeting.

			Director Since	Board Committees
Name	Primary Occupation	Age		A&F	GOV	MDCC	PP&E
William J. Burns Independent	President, The Carnegie Endowment for International Peace	62	2015
Christopher M. Connor Independent	Retired Chairman and Chief Executive Officer, The Sherwin-Williams Company	63	2017
Ahmet C. Dorduncu Independent	Chief Executive Officer, Akkök Group	65	2011
Ilene S. Gordon Presiding Director Independent	Retired Chairman, President and Chief Executive Officer, Ingredion Incorporated	65	2012
Anders Gustafsson NEW Independent	Chief Executive Officer, Zebra Technologies Corporation	58	2019
Jacqueline C. Hinman Independent	Retired Chairman, President and Chief Executive Officer, CH2M HILL Companies, Ltd.	57	2017
Clinton A. Lewis, Jr. Independent	Executive Vice President and Group President, International Operations, Commercial Development, Genetics and PHARMAQ, Zoetis Inc.	52	2017
Kathryn D. Sullivan Independent	Senior Fellow, Potomac Institute for Policy Studies and Ambassador-at-Large, Smithsonian National Air & Space Museum	67	2017
Mark S. Sutton	Chairman and Chief Executive Officer, International Paper Company	57	2014
J. Steven Whisler Independent	Retired Chairman and Chief Executive Officer, Phelps Dodge Corporation	64	2007
Ray G.Young Independent	Executive Vice President and Chief Financial Officer, Archer-Daniels-Midland Company	57	2014
A&F Audit and Finance	GOV Governance	MDCC Management Development and Compensation	PP&E Public Policy and Environment	Member	Committee Chair

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Board Snapshot
Average Tenure Is 3.8 Years	Diversity of Experience and Background

Corporate Governance Highlights

We believe sound corporate governance is critical to achieving business success and serves the best interests of our shareowners. Highlights of our commitment to sound governance practices include:

Shareholder Rights
✓Annual elections and majority voting for directors, with a director resignation policy
✓Shareholder right to call special meetings
✓Shareholder right to act by written consent
✓Shareholder right to proxy access

Board Independence
✓10 of 11 director nominees are independent
✓Robust independent Presiding Director role
✓Executive sessions without management present at every in-person Board meeting
✓Focus on Board composition and refreshment

Other Governance Practices
✓Robust engagement with our shareowners
✓Strong anti-hedging and anti-pledging stock trading provisions
✓Annual Board, committee and individual director self-evaluations
✓Strong stock ownership requirements

Global Citizenship Governance

We believe global citizenship is a key element of our corporate governance, promoted by our Board of Directors, CEO and Senior Lead Team.

Our Board of Directors upholds our Company mission and ensures effective organizational planning, focusing on strategy and risk management while monitoring strategic initiatives. The Public Policy and Environment Committee of the Board has overall responsibility for Global Citizenship at International Paper. It reviews and assesses public policy, legal, health and safety, technology, environmental and sustainability issues. The Company’s Governance Committee also has oversight of certain public policy and sustainability matters. Internal performance evaluations of the full Board and its committees are conducted annually.

For additional information on Global Citizenship Governance at International Paper, please read our Global Citizenship report, prepared in accordance with the Global Reporting Initiative (GRI) Standards, available at www.internationalpaper.com/planet.

6	2019 Proxy Statement

ITEM 2

Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2019

Our Audit and Finance Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to serve as the Company’s independent registered public accounting firm for 2019. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” ratification, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this proposal. We do not expect any broker non-votes on this proposal.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2019.
See page 17 for further information.

ITEM 3

Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This annual vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” this non-binding proposal, or you may “abstain” from voting. “Abstentions” and broker non-votes will have the same effect as votes against this proposal.

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.
See page 18 for further information.

2018 Financial Performance Highlights

Strong Sales and Earnings Performance	Strong Returns Creating Long-Term Value	Returned $1.5 Billion Cash to Shareowners	Strengthened Balance Sheet and Invested Strategically

Driven by solid commercial and operational performance across all three businesses	9th consecutive year of returns above cost of capital	7th consecutive year of dividend increase and initiated systematic share repurchases	Paid down $500 million of debt, further de-risked pension plan and invested in high-return projects to strengthen our businesses
www.internationalpaper.com	7

Executive Compensation Philosophy and 2018 Compensation Mix

Pay for Performance
We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.

Pay at Risk
We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company performance and individual performance.

2018 Executive Compensation Highlights

✓	Strong pay-for-performance correlation
✓	Robust compensation governance practices, informed by ongoing shareowner engagement
✓	Long-Term Incentive (“LTI”) plan based solely on three-year Company Performance—no individual modifier
✓	CEO’s performance achievement in Short-Term Incentive (“STI”) plan based solely on Company performance
✓	Implemented design changes for STI and LTI plans for 2018 to ensure continued alignment with our business strategy and further strengthen long-term shareowner value
✓	2018 outcome under STI plan resulted in awards of 154.7% of target
✓	2016-2018 awards under LTI plan vested at 122.5% of target
✓	Our 2018 CEO to Median Employee Pay Ratio was 356:1

ITEM 4

Shareowner Proposal Concerning Special Shareowner Meetings

The shareowner proposal to reduce the special shareowner meeting ownership threshold to 10 percent will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” and broker non-votes will have the same effect as votes against this shareowner proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.
See page 19 for further information.

8	2019 Proxy Statement

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PROXY STATEMENT
2019 Annual Meeting of Shareowners

Information About Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2019 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy card is scheduled to begin on or about April 3, 2019.

The 2019 annual meeting will be held on Monday, May 13, 2019, at 11:00 a.m. CDT at International Paper Company Headquarters, Tower IV, located at 1740 International Drive in Memphis, Tennessee, 38197.

At the 2019 annual meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

●Item 1: Elect the 11 nominees named in this proxy statement as directors for a one-year term. The Board recommends a vote FOR each of the nominees.
●Item 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019. The Board recommends a vote FOR this proposal.
●Item 3: Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.” The Board recommends a vote FOR this proposal.
●Item 4: Vote on a shareowner proposal to reduce the special shareowner meeting ownership threshold to 10 percent, if properly presented at the meeting. The Board recommends a vote AGAINST this proposal.

Information about these items may be found beginning on page 16 of this proxy statement.

Shareowners of record of International Paper common stock at the close of business on March 14, 2019, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2019 annual meeting and at any adjournment or postponement of the annual meeting.

There were 401,491,094 common shares outstanding on March 14, 2019. Each common share is entitled to one vote on each matter to be voted on at the 2019 annual meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to the Corporate Secretary at the address on page 14 of this proxy statement. We will also make the list available at the annual meeting.

Your vote is important
Vote on the Internet
If you choose to vote via the Internet, follow the instructions for accessing the website on the Notice of Internet Availability or proxy card provided to you. You will need to have the 16-digit control number printed on the Notice of Internet Availability or your proxy card.

Vote by telephone
If you choose to vote by telephone, you may do so toll-free by following the instructions on the Notice of Internet Availability or proxy card provided to you. You will need to have the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by mail
If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope that was included with the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 13, 2019:

The following materials are available for viewing and printing at materials.proxyvote.com/460146:

●The Notice of Annual Meeting of Shareowners to be held on May 13, 2019;
●International Paper’s 2019 Proxy Statement; and
●International Paper’s 2018 Annual Performance Summary, or annual report.

A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or the proxy statement, proxy card and annual report are first being sent to shareowners on or about April 3, 2019.

10	2019 Proxy Statement

Information About Annual Meeting

Voting Procedures and Annual Meeting Attendance

Why am I receiving these proxy materials?

We have made these materials available to you or delivered paper copies to you by mail because you are an International Paper shareowner of record as of March 14, 2019, and International Paper’s Board of Directors is soliciting your proxy to vote your shares at the 2019 annual meeting of shareowners. This proxy statement includes information that we are required to provide to you under U.S. Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (either by voting electronically on the Internet or by telephone or by signing and returning a proxy card), you authorize three International Paper executive officers (Mark S. Sutton, Chairman and Chief Executive Officer; Timothy S. Nicholls, Senior Vice President and Chief Financial Officer; and Sharon R. Ryan, Senior Vice President, General Counsel and Corporate Secretary) to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

What is included in the proxy materials?

The proxy materials for our 2019 annual meeting of shareowners include the Notice of Annual Meeting of Shareowners (the “Annual Meeting Notice”), this proxy statement (the “Proxy Statement”) and International Paper’s Annual Performance Summary (the “Annual Report”). If you receive a paper copy of the proxy materials, a proxy card or voting instruction form and pre-paid return envelope are also included. The Annual Meeting Notice (which is included in the Proxy Statement), Proxy Statement and Annual Report are being made available for viewing and printing at materials.proxyvote.com/460146 and are being mailed, along with the accompanying proxy card or voting instruction form, to applicable shareowners beginning on or about April 3, 2019.

Why did I receive a Notice of the Internet Availability of Proxy Materials instead of a full set of proxy materials?

This year, we are furnishing proxy materials to our shareowners primarily through notice-and-access delivery pursuant to SEC rules. As a result, beginning April 3, 2019, we are mailing to many of our shareowners a Notice of the Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access the proxy materials on the Internet. Shareowners who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. Shareowners who have previously requested to receive a paper copy of the materials will receive a full paper set of the proxy materials by mail. Using the notice-and-access method of proxy delivery expedites receipt of proxy materials by our shareowners and reduces the cost of producing and mailing the full set of proxy materials. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote on the Internet. If you would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for making this request.

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Information About Annual Meeting

How many votes must be present to hold the annual meeting?

Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 113,830,365 votes) are required to hold the 2019 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will also be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm and result in a broker non-vote.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2019 annual meeting and vote in person.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote on the Internet, by telephone or by attending the meeting and voting in person. In addition, you may vote by mail using a written proxy card. You may request a written proxy card by following the instructions included on the Notice of Internet Availability that you received.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you have the right to direct your bank or broker how to vote your shares. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain and bring a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote.

If I hold shares in the International Paper Company Savings Plan, how do I vote my shares?

If you hold shares in the International Paper Company Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card that you received in the mail or by providing voting instructions on the Internet or by telephone as directed on the Notice of Internet Availability or proxy/voting instruction card that you received. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

How do I attend the annual meeting?

All shareowners as of the record date, March 14, 2019, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on the Notice of Internet Availability or proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. Shareowners must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

If you hold your shares in street name and you decide to attend, you must bring to the annual meeting a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

12	2019 Proxy Statement

Information About Annual Meeting

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

●	by casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;
●	giving written revocation to our Corporate Secretary prior to the annual meeting either by mail to the address on page 14 of this proxy statement, or at the meeting; or
●	voting in person at the annual meeting.

You must obtain a ballot and vote at the annual meeting to revoke your proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting or by voting in person at the annual meeting pursuant to a power of attorney or proxy from your bank or broker.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a holder of record and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

●	for the Company’s proposal to elect the 11 nominees named in this proxy statement to the Company’s Board of Directors in Item 1;
●	for the Company’s proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2019 in Item 2;
●	for the Company’s proposal to approve the compensation of our named executive officers in Item 3; and
●	against the shareowner proposal concerning special shareowner meetings in Item 4.

If you are a holder of record and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count toward the quorum requirement to hold the annual meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will still be counted toward the quorum requirement for the annual meeting. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For all voting items, other than Item 2 to ratify our independent registered public accounting firm for 2019, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Item 1, a broker non-vote will have no effect on the outcome of the proposal. For Items 3 and 4, a broker non-vote will have the same effect as a vote against the proposal.

If you hold shares in the International Paper Company Savings Plan and you do not provide voting instructions, the trustee will vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $25,000, plus expenses.

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Information About Annual Meeting

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of the Notice of Internet Availability or the proxy materials unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or the proxy materials to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of the Notice of Internet Availability or the proxy materials, either now or in the future, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (866) 540-7095. You may also submit your request on our website, www.internationalpaper.com, under the “Performance” tab at the top of the page followed by the “Contact Us” link and then the “Financial Requests” link.

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future Notices of Internet Availability or sets of proxy materials or if you currently receive multiple copies of the Notice of Internet Availability or multiple sets of proxy materials, and would like to receive a single copy or set, please send your written request to:

Broadridge Financial Solutions, Inc.
Householding Dept.
51 Mercedes Way
Edgewood, NY 11717
or call 1-866-540-7095

Communicating with the Board

How do I communicate with the Board?

You may communicate with our entire Board, the Chairman, the independent directors as a group, the Presiding Director, or any one of the directors by writing to Ms. Sharon R. Ryan, Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth below. Ms. Ryan will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Board Oversight of the Company,” our Global Ethics and Compliance office has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, emails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:
Corporate Secretary
International Paper
6400 Poplar Avenue
Memphis, TN 38197

Allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. Such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

14	2019 Proxy Statement

Information About Annual Meeting

What is the deadline for consideration of shareowner proposals for the 2020 Annual Meeting of Shareowners?

A shareowner who wishes to submit a shareowner proposal to be included in the proxy statement for the 2020 Annual Meeting of Shareowners must send the proposal to the Corporate Secretary at the address above. We must receive the proposal in writing on or before December 5, 2019, and the proposal must comply with SEC rules, including Rule 14a-8.

Does the Board consider director nominees recommended by shareowners?

Yes. The Governance Committee of the Board will review shareowner recommendations of possible nominees. Shareowner recommendations should be submitted in writing to the Corporate Secretary at the address above and should include a statement regarding the qualifications and experience of the proposed nominee. Our By-Laws require that we receive such nominations no earlier than January 14, 2020, and no later than February 13, 2020, and any such nomination must include the information set forth in the By-Laws and SEC rules.

Can shareowners include their director nominees in the Company’s proxy statement?

Yes. In 2016, the Company proactively amended its By-Laws to allow “proxy access” as many of our shareowners consider proxy access a fundamental right. The proxy access By-Law permits a shareowner, or a group of up to 20 shareowners, owning 3 percent or more of the Company’s outstanding common stock continuously for three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20 percent of the Board (whichever is greater); provided that shareowners and nominees meet the additional requirements set forth in the By-Laws. If a shareowner(s) wishes to include a director nominee(s) in the Company’s proxy materials, we must receive the notice to nominate the director(s) using the Company’s proxy materials no earlier than November 5, 2019, and no later than December 5, 2019. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the additional requirements in our By-Laws.

Can I raise other business at the 2020 Annual Shareowner Meeting?

Yes. Our By-Laws require that we receive written notice of such other business no earlier than January 14, 2020, and no later than February 13, 2020, and any such notice must include the information set forth in the By-Laws and SEC rules.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page followed by the “Leadership” link and then the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

www.internationalpaper.com	15

Matters to be Acted upon at the 2019 Annual Meeting

Company Proposals

ITEM 1

Company Proposal to Elect 11 Directors

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation and By-Laws, directors in non-contested elections are elected by an affirmative majority of votes cast. You may vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. “Abstentions” and broker non-votes will have no effect on the results.

Our Board of Directors unanimously recommends that you vote FOR each of the nominees.

The Board of Directors currently consists of 11 members. Each of the 11 current directors has been nominated by the Board for re-election by shareowners at the annual meeting. Information about these nominees may be found in the “Board of Directors” section of this proxy statement. All 11 nominees, if elected, will hold office until the earlier of:

(i)	our 2020 annual meeting and the date a qualified successor has been elected, or
(ii)	death, resignation or retirement.

We do not know of any reason why any nominee would be unable to, or for good cause would not, serve as a director if elected. If, prior to the election, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may reduce its size.

Majority vote for directors: Each director must receive a majority of votes cast “for” his or her election.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee (excluding the nominees in question), will decide whether to accept the resignation at its next regularly scheduled meeting. If the resignation is not accepted, the Board will disclose the explanation of its decision via a Form 8-K.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:
✓William J. Burns ✓Christopher M. Connor ✓Ahmet C. Dorduncu	✓Ilene S. Gordon ✓Anders Gustafsson ✓Jacqueline C. Hinman	✓Clinton A. Lewis, Jr. ✓Kathryn D. Sullivan ✓Mark S. Sutton	✓J. Steven Whisler ✓Ray G. Young

16	2019 Proxy Statement

Matters to be Acted upon at the 2019 Annual Meeting

ITEM 2

Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2019

Our Audit and Finance Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to serve as the Company’s independent registered public accounting firm for 2019. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” ratification, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this proposal. We do not expect any broker non-votes on this proposal.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2019.

Our Audit and Finance Committee has selected Deloitte & Touche to serve as the Company’s independent registered public accounting firm for 2019. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

We do not expect there to be any broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2019.

www.internationalpaper.com	17

Matters to be Acted upon at the 2019 Annual Meeting

ITEM 3

Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This annual vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” this non-binding proposal, or you may “abstain” from voting. “Abstentions” and broker non-votes will have the same effect as votes against this proposal.

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

Our Board of Directors is seeking your approval of the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is being provided as required pursuant to Section 14A of the Exchange Act and is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” this non-binding proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 3. Broker non-votes will have the same effect as votes against this proposal.

Our Board seeks your approval of the compensation of our NEOs, who are listed in the Summary Compensation Table of this proxy statement. Information describing the compensation of our NEOs is provided in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this proxy statement.

Our Board asks shareowners to approve the following non-binding advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, is hereby approved.”

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

18	2019 Proxy Statement

Matters to be Acted upon at the 2019 Annual Meeting

ITEM 4

Shareowner Proposal Concerning Special Shareowner Meetings

The shareowner proposal to reduce the special shareowner meeting ownership threshold to 10 percent will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” and broker non-votes will have the same effect as votes against this shareowner proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

We expect the following shareowner proposal to be presented at the annual meeting. Upon request, we will promptly provide any shareowner with the name, address and number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this shareowner proposal because they are considered votes present for purposes of a quorum on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 4. Broker non-votes will have the same effect as votes against this proposal.

“Proposal 4 – Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding stock the power to call a special shareowner meeting (or closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. The 70% support would have been higher if all shareholders had access to independent proxy voting advice.

Scores of Fortune 500 companies allow a more practical percentage of shares to call a special meeting compared to the higher requirement of International Paper. IP shareholders do not have the full right to call a special meeting that is available under state law.

Stockholder proposals such as this have had an important role in improving the governance rules of our company. For instance, International Paper adopted a version of shareholder proxy access after the shareholder proposal was received in 2016.

International Paper shareholders gave 45%-support to this proposal topic in 2018. The 45%-support would have been higher if all shareholders had access to independent proxy voting advice.

Any claim that a shareholder right to call a special meeting can be costly – may be moot. When shareholders have a good reason to call a special meeting – our board should be able to take positive responding action to make a special meeting unnecessary. This proposal deserves added attention since the price of our stock fell from $55 to $45 in the year leading up to the due date for this proposal.

Please vote yes:
Special Shareholder Meeting Improvement – Proposal 4”

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Matters to be Acted upon at the 2019 Annual Meeting

Position of Your Company’s Board of Directors

The Board has again considered this proposal, as it did with a substantially identical and unsuccessful proposal last year, and continues to believe that its adoption would not be in the best interest of the Company or our shareowners in light of our corporate governance practices and the current right of shareholders to call a special meeting.

We amended our By-Laws in May 2010 to permit shareowners owning 20% of the Company’s outstanding stock to call a special shareowner meeting upon written request to the Board. The Board proposed this amendment after a review of best practices in corporate governance and shareowner interest in the matter, including a shareowner proposal requesting that our By-Laws be changed to allow 10% of the shareowners the right to call special meetings. The amendment was overwhelmingly approved by an affirmative vote of 99% of our shareowners.

The Company has a demonstrated commitment to best practices in corporate governance and accountability to our shareowners, which continues to make adoption of this proposal unnecessary. Our Board regularly reviews corporate governance trends and evaluates how best to apply these practices to the Company. In recommending that our shareowners vote against this proposal again, the Board believes that it is important to consider not only the fact that the Company already provides its shareowners with a meaningful special meeting right, but also the Company’s current governance practices. As an example:

●All of our directors must be annually elected by majority vote.
●In addition to providing shareowners with rights to call special meetings, we also provide shareowners with a meaningful ability to act by written consent and recently adopted proxy access, giving shareowners multiple avenues to hold our Board accountable.
●Our Board continually focuses on its composition and evaluates the skills and qualifications of existing directors and the diversity of their background and experience with the desire for board refreshment, resulting in an average tenure for our director nominees of fewer than four years.
●The Board and Governance Committee also contemplate multiple dynamics that promote and advance diversity among the members of our Board.

We actively conduct shareowner engagement for feedback and have been responsive to shareowner concerns. Although we recognize that the Company’s largest investors do not have uniform views on the appropriate ownership threshold to call a special meeting, in our engagement and numerous communications with our investors, our special meeting By-Law has never been raised as an issue of concern. Our largest five investors have indicated in their voting guidelines that they continue to support similar levels of ownership for special meeting bylaws as permitted in our By-Law. The views of our investors, as reflected during our engagement and otherwise, informed the Board’s decision to continue to oppose this proposal.

The Company’s existing shareowner right to call a special meeting also remains consistent with best practice, and we continue to believe it strikes the right balance. Approximately 80% of S&P 500 companies have either no right for shareowners to call a special meeting or at least a 20% threshold. Convening a meeting of shareowners imposes significant costs. The Company must prepare required disclosures, print and distribute materials, solicit proxies and tabulate votes. The Board and management must devote time to preparing for and conducting the meeting, distracting them from managing the business and enhancing returns for all shareowners. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of shareowners believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. The Company’s current 20% ownership threshold allows for a reasonable number of shareowners to call a special meeting and thereby impose these costs on all shareowners.

The Company’s existing governance practices and structure and the right that shareowners already have to call special meetings both enhances shareowner rights and protects against the risk that a small minority of shareowners could detrimentally impact a majority of our shareowners. Therefore, we continue to believe the adoption of this proposal is unnecessary and not in the best interests of the Company or its shareowners.

For these reasons, we recommend that you vote against this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

20	2019 Proxy Statement

Board of Directors

Directors Standing for Election – Term Expiring in 2020

The following 11 individuals are nominated for election at the 2019 annual meeting. Each of these nominees is standing for election to serve a term that will expire in 2020. In addition to biographical information and committee memberships as of the date of the annual meeting for each director nominee, we describe the specific experience, qualifications, attributes or skills that led our Board to conclude such person should serve as a director in light of the Company’s business.

William J. Burns
Independent Age: 62 Director since: 2015	Committees ●Governance ●Public Policy and Environment Key Skills & Experience

Biography
President of the Carnegie Endowment for International Peace, the oldest international affairs think tank in the United States, since February 2015. He served in the U.S. Department of State as Deputy Secretary of State from July 2011 to November 2014, as Under Secretary for Political Affairs from 2008 to July 2011, and as Ambassador to Russia from 2005 to 2008, among many other posts during his 33 years in the Foreign Service.

Board Qualifications
Ambassador Burns’s service as Deputy Secretary of State in the U.S. State Department, Under Secretary for Political Affairs and Ambassador to Russia, as well as numerous other posts during his 33 years in the Foreign Service, brings a unique and valuable perspective to the Board. His extensive public policy experience, both domestic and international, is valuable particularly in considering a broad range of strategic and tactical business matters. His current position as president of the Carnegie Endowment for International Peace, the oldest international affairs think tank, further strengthens his international management and public policy expertise.

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Board of Directors

Christopher M. Connor
Independent Age: 63 Director since: 2017	Committees ●Management Development and Compensation (Chair – Starting May 1) ●Audit and Finance Key Skills & Experience

Biography
Retired as executive chairman of The Sherwin-Williams Company, a global manufacturer of paint, architectural coatings, industrial finishes and associated supplies, in December 2016. Mr. Connor joined The Sherwin-Williams Company in 1983 and served as its chairman and chief executive officer from 2000 to December 2015. Mr. Connor is chairman of the Rock & Roll Hall of Fame in Cleveland, Ohio, and serves on the boards of directors of Eaton Corporation PLC and Yum! Brands, Inc.

Board Qualifications
Having served as CEO and executive chairman of The Sherwin-Williams Company, Mr. Connor brings significant senior management experience and strong financial expertise to the Board. He understands the various issues facing a large, global manufacturing company, including operational, financial and strategic issues. His technical background and long tenure with The Sherwin-Williams Company bring industrial expertise, which further strengthens our Board.

Ahmet C. Dorduncu
Independent Age: 65 Director since: 2011	Committees ●Audit and Finance ●Public Policy and Environment Key Skills & Experience

Biography
Chief executive officer of Akkök Group, a financial and industrial conglomerate located in Turkey, since January 2013. Mr. Dorduncu served as chief executive officer of Sabanci Holding, another financial and industrial conglomerate located in Turkey, from 2005 to 2010. He also served from 2006 to 2010 as chairman of the board of Olmuksa, then an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company.

Board Qualifications
As CEO of Akkök Group and retired chairman and CEO of Sabanci Holding, two leading financial and industrial conglomerates, Mr. Dorduncu brings vast experience in international operations for a non-U.S. manufacturing company. His keen financial literacy also adds to the strength of our Board. His knowledge of regions of key importance to the Company brings even greater perspective to our Board.

22	2019 Proxy Statement

Board of Directors

Ilene S. Gordon
Independent Presiding Director Age: 65 Director since: 2012	Committees ●Governance (Chair) ●Management Development and Compensation Key Skills & Experience

Biography
Retired executive chairman of Ingredion Incorporated (formerly Corn Products International, Inc.), a publicly traded global ingredient solutions company, from January 1, 2018 until July 31, 2018. Ms. Gordon served as chairman, president and chief executive officer of Ingredion from May 2009 through December 2017. Ms. Gordon is also a member of the board of trustees of MIT (known as the Corporation) and the Conference Board. Ms. Gordon previously served as president and chief executive officer of Rio Tinto’s Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging, from 2007 until 2009, and in various senior executive roles at Alcan Packaging and its affiliate and predecessor companies from 1999 until 2007. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, including vice president and general manager leading its folding carton business. Ms. Gordon serves on the board of directors of Lockheed Martin Corporation, a publicly traded global security and aerospace company.

Board Qualifications
As the former chairman, CEO and president of Ingredion Incorporated, Ms. Gordon brings senior management expertise and leadership capabilities, as well as broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Rio Tinto’s Alcan Packaging includes manufacturing, supply chain and marketing. She has experience with operations overseas, including South America, Asia Pacific and Europe. Ms. Gordon also brings strong financial expertise to our Board.

Anders Gustafsson
Independent Age: 58 Director since: 2019	Committees ●Audit and Finance ●Public Policy and Environment Key Skills & Experience

Biography
Chief executive officer of Zebra Technologies Corporation, a global leader in innovating at the edge of the enterprise, designing and marketing specialty printers, mobile computing, data capture, radio frequency identification products and real-time locating systems, since September 2007. Mr. Gustafsson served as chief executive officer of Spirent Communications plc, a publicly traded telecommunications company, from 2004 to 2007. Prior to Spirent, Mr. Gustafsson was a senior executive vice president, global business operations for Tellabs, Inc. Mr. Gustafsson serves as a trustee of the Shedd Aquarium. Mr. Gustafsson also serves on the boards of Zebra Technologies and Dycom Industries, a leading provider of specialty contracting services throughout the U.S. and Canada.

Board Qualifications
As CEO of Zebra Technologies Corporation, former CEO of Spirent Communications plc and a former senior executive at several different communications networking companies, Mr. Gustafsson brings significant international business experience and strong financial expertise to the Board. He will provide a unique and valuable technology perspective, and his service on other public company boards further broadens his range of knowledge and allows him to draw on various perspectives and viewpoints.

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Board of Directors

Jacqueline C. Hinman
Independent Age: 57 Director since: 2017	Committees ●Audit and Finance ●Management Development and Compensation (Starting May 1) Key Skills & Experience

Biography
Served as chairman, president and chief executive officer of CH2M HILL Companies, Ltd., a Fortune 500 engineering and consulting firm focused on delivering infrastructure, energy, environmental and industrial solutions for clients and communities around the world, until December 2017, when the firm was acquired by Jacobs Engineering. Prior to becoming chairman in September 2014 and president and chief executive officer in January 2014, Ms. Hinman served as president of CH2M’s International Division from 2011 until 2014, and she served on CH2M’s board of directors from 2008 through 2017. She recently served on the Executive Committee of the Business Roundtable, chairing its Infrastructure Committee, and was a member of the Business Council. Ms. Hinman also serves on the board of directors of Dow Chemical Company (as of April 2019) and the board of directors of Catalyst, a leading nonprofit organization accelerating progress for women through workplace inclusion.

Board Qualifications
Having served as chairman, president, and chief executive officer of CH2M HILL Companies, Ms. Hinman brings senior management and leadership capabilities to the Board, as well as particular understanding of global manufacturing companies. Because of her experience in a global engineering consulting business, she has unique knowledge of environmental and sustainability issues globally. Ms. Hinman, in her previous roles at CH2M HILL, also brings international operations and strategic planning expertise to our Board.

Clinton A. Lewis, Jr.
Independent Age: 52 Director since: 2017	Committees ●Governance ●Public Policy and Environment Key Skills & Experience

Biography
Executive vice president and president of international operations, commercial development, genetics and PHARMAQ at Zoetis Inc., a NYSE-listed global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines that was spun off by Pfizer in 2013. Prior to being named to his current role in May 2015, Mr. Lewis served as president of U.S. operations at Zoetis from October 2012 to May 2015 and at Pfizer Animal Health from 2007 to October 2012. He joined Pfizer in 1988, and held positions of increasing responsibility across various commercial operations dedicated to human health prior to joining the animal health organization. He formerly served as chairman of the board for the Animal Health Institute (AHI), an industry trade association in the U.S., and as treasurer for the International Federation for Animal Health (IFAH), the industry trade association in Europe.

Board Qualifications
As executive vice president and president of international operations, commercial development, genetics and PHARMAQ at Zoetis, Inc., Mr. Lewis brings critical business insight to a large, diversified company with global operations. He brings experience in international operations for a U.S. multinational company manufacturing globally. Mr. Lewis’s knowledge and strategic planning expertise, as well as knowledge of regions of key importance to the Company, bring even greater perspective to our Board.

24	2019 Proxy Statement

Board of Directors

Kathryn D. Sullivan
Independent Age: 67 Director since: 2017	Committees ●Public Policy and Environment (Chair) ●Governance Key Skills & Experience

Biography
Ambassador-at-Large at the Smithsonian National Air and Space Museum, where she served as The Charles A. Lindbergh Fellow of Aerospace History from March 2017 through August 2017. Dr. Sullivan is also a Senior Fellow at the Potomac Institute for Policy Studies. Dr. Sullivan served in several roles in the U.S. Department of Commerce and the National Oceanic and Atmospheric Administration (NOAA) between May 2011 and January 2017, including as Under Secretary of Commerce for Oceans & Atmosphere and NOAA Administrator from March 2014 until January 2017. She served as a Director for Ohio State University’s Battelle Center for Mathematics and Science Education Policy from 2006 through 2011. Between 1996 and 2005, Dr. Sullivan served as President and CEO of the Center of Science and Industry (COSI). Between 1978 and 1993, Dr. Sullivan was a Mission Specialist for NASA. She is a veteran of three Shuttle missions with over 500 hours in space and she is the first American woman to walk in space. Dr. Sullivan served on the boards of directors of several public companies between 1997 and 2011. She is a member of the National Academy of Engineering, the American Academy of Arts and Sciences and the board of directors of Accenture Federal Services.

Board Qualifications
Dr. Sullivan’s service at NOAA brings a valuable perspective on current issues in sustainability, which is a critical issue to the Company. As a former NASA space shuttle astronaut, she also brings a strong technical background, leadership capabilities, and strategic planning experience. Dr. Sullivan’s service on other public company boards gives her experience and oversight of natural resource conservation and production as well as a broad range of strategic and tactical business matters. She also brings finance and budgeting experience having served as president and chief executive officer of COSI, as well as her service on a public company’s audit and finance committee.

Mark S. Sutton
Chairman & CEO Age: 57 Director since: 2014	Key Skills & Experience

Biography
Chairman (since January 1, 2015) and Chief Executive Officer (since November 1, 2014). Mr. Sutton previously served as President & Chief Operating Officer from June 1, 2014 to October 31, 2014, Senior Vice President – Industrial Packaging from November 2011 to May 31, 2014, Senior Vice President – Printing and Communications Papers of the Americas from 2010 until 2011, Senior Vice President – Supply Chain from 2008 to 2009, Vice President – Supply Chain from 2007 until 2008, and Vice President – Strategic Planning from 2005 until 2007. Mr. Sutton joined International Paper in 1984. Mr. Sutton serves on the board of directors for The Kroger Company. He is a member of The Business Council, serves on the American Forest & Paper Association board of directors, the Business Roundtable board of directors, and the international advisory board of the Moscow School of Management – Skolkovo. He was appointed chairman of the U.S. Russian Business Council. He also serves on the board of directors of Memphis Tomorrow and the board of governors for New Memphis Institute.

Board Qualifications
Mr. Sutton has been with International Paper his entire 30 plus-year career and served in various senior leadership roles, including President and Chief Operating Officer and Senior Vice President – Industrial Packaging, the Company’s largest business. He has also served as the senior leader of Printing and Communications Papers, supply chain, corporate strategic planning, as well as leading packaging operations in Europe, Middle East and Africa. As a result, he brings deep experience and institutional knowledge to the Board and management in his roles as Chairman and CEO.

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Board of Directors

J. Steven Whisler
Independent Age: 64 Director since: 2007	Committees ●Governance ●Management Development and Compensation (Chair – until May 1) Key Skills & Experience

Biography
Retired as chairman and chief executive officer of Phelps Dodge Corporation, an international mining company, upon its merger with Freeport-McMoRan Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from May 2000 until March 2007, and served on the board of Phelps Dodge Corporation from 1995 through March 2007. Mr. Whisler is a director of CSX Corporation and the Brunswick Corporation. He is also a director of the C.M. Russell Museum.

Board Qualifications
Mr. Whisler served as chairman and CEO of Phelps Dodge Corporation, a large, publicly traded, manufacturing company with international operations, prior to its acquisition in March 2007. He also served as general counsel of Phelps Dodge and, as a result, has a deep understanding of the governance, compliance and regulatory issues facing public companies. His service on other public company boards further augments his range of knowledge and allows him to draw on various perspectives and viewpoints.

Ray G.Young
Independent Age: 57 Director since: 2014	Committees ●Audit and Finance (Chair) ●Management Development and Compensation Key Skills & Experience

Biography
Executive vice president and chief financial officer of Archer-Daniels-Midland Company (“ADM”), with responsibility for strategic oversight of ADM’s business in Asia. ADM is a publicly traded company and one of the largest agricultural processers and food ingredients companies in the world, and Mr. Young has been its chief financial officer since December 2010. Prior to joining ADM, he was employed on four continents at General Motors Company (“GM”), a publicly traded company and producer of vehicles throughout the world, from 1986 to 2010. At GM and its affiliates, he served in various senior executive roles, including as its president of the Mercosur Region from 2004 to 2007, its chief financial officer from 2008 to 2009 and its vice president, International Operations, based in China, in 2010. He currently serves on the boards of the U.S. China Business Council and the American Cancer Society Illinois Division. He also serves as board member of Wilmar International, a Singapore-listed global agricultural processor and food ingredients company.

Board Qualifications
As executive vice president and chief financial officer of ADM, a large, publicly traded company, Mr. Young brings strong financial expertise and strategic acumen to the Board. In addition to his experience at ADM, he also served in various executive roles at General Motors Company for over 20 years, and as a result, has a deep knowledge of global manufacturing operations.

26	2019 Proxy Statement

Information About Corporate Governance

Director Qualifications and Experience

Director Qualification Criteria

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for re-election at each annual meeting, as well as to evaluate new director candidates. The Governance Committee of our Board is responsible for evaluating each director candidate, and for recommending qualified director nominees for election to the Board. We seek candidates with ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Governance Committee also considers whether each candidate demonstrates the following:

●	Commitment to the Company’s mission and purpose, and loyalty to the interests of the Company and its shareowners;
●	Ability to exercise objectivity and independence in making informed business decisions;
●	Willingness and commitment to devote the extensive time necessary to fulfill his/her duties;
●	Ability to communicate effectively and collaboratively with other Board members to contribute effectively to the diversity of perspectives that enhances Board and Committee deliberations and decision-making; and
●	Skills, knowledge and expertise relevant to the Company’s business.

Recommendations for Director Candidates

Shareowners may submit recommendations for director candidates to the Governance Committee by writing to the Corporate Secretary. The candidates should meet the director qualifications criteria described above. The Governance Committee applies the same criteria in evaluating candidates recommended by shareowners as those from other sources. If a shareowner would like to otherwise nominate a director candidate, the shareowner must follow the procedures set forth in our By-Laws, including the deadline to make such nominations. See “Communicating with the Board” above and “Adoption of Proxy Access” below.

Diversity of Our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies and institutions, are independent thinkers and have a diverse range of expertise and skills that they bring to the boardroom. The Board, through its Governance Committee, seeks to have a group of directors with a mix of backgrounds, experiences and tenure that will enhance the quality of its deliberations and decisions, and provide a blend of institutional knowledge and fresh perspective. The criteria considered by the Board and the Governance Committee include a person’s skills, current and previous occupations, other board memberships and professional experiences in the context of the current needs of the Board. The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds including, but not limited to, such factors as race, gender, and ethnicity. While the Company does not have a formal policy on Board diversity, the Governance Committee actively considers diversity in the recruitment and nomination of directors. The current composition of our Board reflects those efforts and the importance of diversity to the Board. The satisfaction of all director qualification and other criteria, qualifications and objectives is

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Information About Corporate Governance

implemented and assessed through ongoing consideration of directors and nominees by the Governance Committee and the Board, as well as through the Board’s annual self-evaluation process. Our Board believes that its membership should include individuals with a diverse background in the broadest sense, and is particularly interested in maintaining a mix of skills and experience that includes the following:

Our Director Qualification Criteria and Independence Standards may be found at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link.

Board Composition – Results of Succession Planning & Board Refreshment Efforts

11 director nominees; 10 independent Highly qualified directors with a diverse mix of qualifications, skills and experience	5 new directors added in past 2 years with key areas of expertise with fresh perspectives Of the 5 new directors – 2 are women and 1 is African-American	3.8 years average tenure for director nominees

Board Leadership and Corporate Governance Practices

Board Leadership Structure

Our Board believes that the Company and its shareowners are best served by having the flexibility to determine the right leadership structure for the Company at any given point in time, taking into consideration the current business environment and shareholder landscape. We currently combine the role of Chairman and CEO and believe this is the most effective leadership structure for the Company at this time. When Mr. Sutton was appointed as CEO in 2014, the Board evaluated whether continuing to combine the role of Chairman and CEO was in the best interests of the Company and the shareowners. The Board concluded that maintaining the combined position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

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Information About Corporate Governance

As a counterbalance, we have an independent Presiding Director, Ilene S. Gordon, whose role and responsibilities provide strong independent leadership in the boardroom. The authority and duties of our independent Presiding Director are set forth in the Corporate Governance Guidelines and provided below.

Role of the Presiding Director

The Presiding Director is elected each year by the independent directors for a term of not less than one year. Effective January 1, 2018, the independent directors elected Ilene S. Gordon as Presiding Director, rotating that position. J. Steven Whisler had previously served as Presiding Director. The Presiding Director has authority to call meetings of independent directors. She may consult and directly communicate with certain shareowners if requested. The other duties of the Presiding Director include:

●	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;
●	Presiding over meetings of the Board in the event the Chairman is not present;
●	Serving as liaison between the Chairman and independent directors;
●	Approving agendas of the Board and meeting schedules to assure there is ample discussion time;
●	Approving information sent to the Board; and
●	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

The Board considers its own leadership structure as part of the Company’s succession planning process. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether a combined CEO and Chairman role is in the best interests of the Company and its shareowners.

Commitment to Sound Corporate Governance Principles

We believe good corporate governance is critical to achieving business success and serves the best interests of our shareowners. Our Board has adopted our Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Guidelines and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area. Our Amended and Restated Certificate of Incorporation permits the size of our Board to range from nine to 18 members. Currently, the size of our Board is 11 members. Our Board maintains four standing committees, as well as an Executive Committee, which is comprised of the Presiding Director and the chairs of each of the standing committees.

Adoption of Proxy Access

In 2016, our Board of Directors adopted a proxy access By-Law that permits stockholders owning 3 percent or more of our common stock for at least three years to nominate the greater of two directors or up to 20 percent of the Board, and include these nominees in our proxy materials. The number of shareowners who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural and disclosure requirements set forth in the By-Laws.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

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Information About Corporate Governance

Our Board believes that a shareowner-focused governance model is the right fit for International Paper. The below table highlights our sound corporate governance practices:

Shareholder Rights
✓Annual elections and majority voting for directors, with a director resignation policy
✓Shareholder right to call special meetings
✓Shareholder right to act by written consent
✓Shareholder right to proxy access

Board Independence
✓10 of 11 director nominees are independent
✓Robust independent Presiding Director role
✓Executive sessions without management present at every in-person Board meeting
✓Focus on Board composition and refreshment

Other Governance Practices
✓Robust engagement with our shareowners
✓Strong anti-hedging and anti-pledging stock trading provisions
✓Annual Board, committee and individual director self-evaluations
✓Strong stock ownership requirements

Our Corporate Governance Guidelines and our Board committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary at the address on page 14 of this proxy statement.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Board of Directors’ Policies and Practices

Annual Board, Committee and Individual Director Self Assessment

●	The Board is committed to a robust and constructive evaluation process and recognizes this process promotes continuous improvement and overall Board effectiveness.
●	Our Board conducts an annual self assessment of its own and its committees’ performances, in accordance with a procedure established by the Governance Committee.
●	The General Counsel conducts interviews with each of the directors based on a detailed questionnaire. Topics covered include, among others:

●	Effectiveness of Board and Committee leadership structure;
●	Board and Committee skills, composition, diversity, and succession planning;
●	Effectiveness of each individual director’s performance and contributions to the functioning of the Board;
●	Board culture and dynamics, including the effectiveness of discussion and debate at meetings; and
●	Board and management dynamics, including the quality of management presentations and information provided to the Board.

●	Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to their nomination for election by shareowners, in accordance with the Director Qualification Criteria and Independence Standards discussed above.

Board, Committee and Annual Meeting Attendance

●	The Board met nine times during 2018, with an average attendance rate of 98 percent.
●	Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served.
●	As expected by our Corporate Governance Guidelines, all those who were directors at the time of the 2018 annual meeting were in attendance at that meeting.

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Executive Sessions of Non-Management and Independent Directors

●	After each regularly scheduled face-to-face meeting and, if needed, after telephonic meetings, non-management and independent directors of our Board meet in executive session, without management present, chaired by the Presiding Director.
●	If any non-management directors are not independent, then the Presiding Director will also chair an executive session of independent directors at least once annually.
●	In 2018, executive sessions were held at every regularly scheduled face-to-face Board meeting and after the January and July telephonic meetings.
●	Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management’s approval.

Orientation and Continuing Education

●	Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject-matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants.
●	New directors visit several of our facilities and meet with employees.
●	Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts.
●	Directors are also offered the opportunity to attend director education programs provided by third parties.
●	From time to time, directors attend meetings of Company officers, and, at each Board meeting, they meet informally and formally with senior leaders of the Company.

Mandatory Retirement Policies

●	Our Board has a mandatory retirement policy for non-employee directors, under which a non-employee director is required to retire from our Board effective December 31 of the year in which he or she attains the age of 72. Jay L. Johnson, who had served on our Board since 2013, retired under this policy in December 2018.
●	In addition, we have a mandatory retirement policy for CEOs, under which our CEO is required to retire as CEO effective on the first day after the month in which he or she attains the age of 65.

Resignation Policies

●	We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

●	First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation using the Director Qualification Criteria and Independence Standards.
●	Second, our Amended and Restated Certificate of Incorporation provides for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, through its Governance Committee (excluding the nominees in question), will determine whether or not to accept the resignation at its next regularly scheduled meeting. In case the resignation is not accepted, the Board will disclose the explanation of its decision via a Form 8-K.

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Board Oversight of the Company

Risk Oversight

The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. The Board exercises oversight of the Company’s enterprise risk management (ERM) program, which includes strategic, operational and financial matters, as well as compliance and legal risks. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks. The Audit and Finance Committee coordinates the risk oversight role exercised by various committees and management, and it receives updates on the risk management processes twice per year. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal-setting and effective decision-making, with the objective of establishing a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company and to the communities in which it operates.

Code of Conduct

Our Board has adopted a Code of Conduct (the “Code”) that applies to our directors, officers and all employees to ensure we conduct business in a legal and ethical manner. The Code is available at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics.” A paper copy is available at no cost by written request to the Corporate Secretary.

Our Global Ethics and Compliance office is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Global Ethics and Compliance office in person, via mail, e-mail, facsimile or telephone. The Code describes multiple channels by which employees may report a concern, such as through their managers, a human resources professional, legal counsel or our internal audit department.

Our HelpLine is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, whether anonymous or otherwise.

Our HelpLine contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics” and “HelpLine.”

All HelpLine reports are immediately forwarded to the Global Ethics and Compliance office for further action and for a response to the person reporting, unless he or she has chosen to remain anonymous. A report made through any of our other reporting channels that involves an impropriety relating to our accounting, internal controls or other financial or audit matters is also forwarded immediately to the Global Ethics and Compliance office. That office has responsibility for investigating all such matters, and will report certain of those matters, unfiltered, to the chair of our Audit and Finance Committee in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

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Independence of Directors

Director Independence Standards

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined each of our current non-employee directors and each of our former non-employee directors who served as a director during 2018 is independent: David J. Bronczek; William J. Burns; Christopher M. Connor; Ahmet C. Dorduncu; Ilene S. Gordon; Anders Gustafsson; Jacqueline C. Hinman; Jay L. Johnson; Clinton A. Lewis, Jr.; Kathryn D. Sullivan; John L. Townsend; J. Steven Whisler; and Ray G. Young. We have one employee-director, our Chairman, Mr. Sutton, who is not independent. Each standing committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee concluded and recommended to our Board, and our Board determined, each of our current non-employee directors and each of our former non-employees who served as a director during 2018 meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee and the Governance Committee.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed as a related party transaction in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any current non-employee director or any former non-employee director who served as a director in 2018, including:

●	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.
●	Service by several of our directors as an executive officer at a company with whom we may do business. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments to or payments from the Company to a company for which a director serves as an executive officer, for property or services that are less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenue, are not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships in the following table.

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Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Amount exceeds greater of $750,000 or 1.75% of other company’s gross revenue?
David J. Bronczek (through February 2019)	FedEx Corporation (through February 2019)	Routine sales to FedEx	$402,000 in total, representing less than 0.002% of International Paper’s gross revenue in 2018	No
		Routine purchases from FedEx	$6.3 million in total, representing less than 0.01% of FedEx’s gross revenue in 2018	No
Ilene S. Gordon	Ingredion Incorporated (through July 2018)	Routine purchases from Ingredion	$46.8 million in total, representing less than 0.81% of Ingredion’s gross revenue in 2018	No
Ray G.Young	Archer-Daniels-Midland Company	Routine sales to ADM	$3.39 million in total, representing less than 0.02% of International Paper’s gross revenue in 2018	No
		Routine purchases from ADM	$57.1 million in total, representing less than 0.09% of ADM’s gross revenue in 2018	No

Board Committees

As described above, in order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees and one ad hoc Executive Committee: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets if Board action is required and a quorum of the full Board cannot be convened on a timely basis.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee Charter. Committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Board Committees” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Current Members Ilene S. Gordon (Chair) William J. Burns Clinton A. Lewis, Jr. Kathryn D. Sullivan J. Steven Whisler All Members are Independent

Meetings
Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities
The Governance Committee is responsible for assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures. The committee also serves as the Board’s nominating committee, responsible for identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election. The committee is also responsible for assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management. The committee also recommends non-employee director compensation, and assists the Board in its annual self assessment.

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Audit and Finance Committee

Current Members Ray G. Young (Chair) Christopher M. Connor Ahmet C. Dorduncu Anders Gustafsson Jacqueline C. Hinman All Members are Independent

Meetings
Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. At each meeting, the committee holds executive sessions without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of the Chief Financial Officer, General Counsel, Vice President of Internal Audit, and Controller.

Responsibilities
The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures, reviewing the independent registered public accounting firm’s qualifications and independence, overseeing the performance of our internal audit function and independent registered public accounting firm, coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, and monitoring the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management. In overseeing the performance of our internal audit function and independent registered public accounting firm, the Audit and Finance Committee discusses the scope, significant risks and plans for the independent audit as well as the annual internal audit workplan. Throughout the year, at the Audit and Finance Committee meetings and in private sessions, the Audit and Finance Committee discusses issues encountered or any changes in planned audit scopes. These meetings may include key members of the audit teams, subject matter experts, and key members of the management team.

The Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The committee has evaluated the qualifications, performance and independence of Deloitte & Touche, including discussions regarding PCAOB inspection results, peer reviews and any other internal inspection results and trends in their internal system of quality controls, and appointed Deloitte & Touche as the Company’s independent external auditor for the fiscal year 2019. Deloitte & Touche has served as International Paper’s independent external auditor continuously since 2002. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be a rotation of the independent external audit firm. The members of the Audit and Finance Committee and the Board believe the continued retention of Deloitte & Touche to serve as the Company’s independent external auditor is in the best interests of International Paper and its shareowners.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2018, which were included in the Company’s 2018 Annual Report on Form 10-K, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Representatives of Deloitte & Touche will be present at the 2019 annual meeting to answer questions, and they also will have the opportunity to make a statement if they desire to do so.

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Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2017, and December 31, 2018. The total fees and expenses paid to Deloitte & Touche are as follows:

	2017	2018
	($, in thousands)	($, in thousands)
Audit Fees	16,368	16,027
Audit-Related Fees	1,730	3,667
Tax Fees	3,632	5,536
All Other Fees	172	79
Total Fees	21,902	25,309

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to the Corporate Secretary, or visit us on our website, www.internationalpaper.com, under the “Company” tab, then the “Governance” link.

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.

Audit Fees – These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.

Audit-Related Fees – These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.

Tax Fees – These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.

All Other Fees – These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

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Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2018.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Leadership” link and the “Board Committees” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Sharon R. Ryan, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2018 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm, including discussions related to significant accounting policies and critical accounting estimates and their related disclosures. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States). The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Christopher M. Connor, Anders Gustafsson (joined committee effective March 1, 2019), Jacqueline C. Hinman and Ray G. Young. The Board has determined each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2019.

Audit and Finance Committee

Ray G. Young, Chair	Ahmet C. Dorduncu

Christopher M. Connor	Jacqueline C. Hinman

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Public Policy and Environment Committee

Current Members (as of May 1, 2019) Kathryn D. Sullivan (Chair) William J. Burns Ahmet C. Dorduncu Anders Gustafsson Clinton A. Lewis, Jr. All Members are Independent

Meetings
Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities
The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies, including the Office of Sustainability policies, to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with certain of its legal and regulatory obligations, including our Code, and charitable and political contributions.

Executive Committee

Current Members (as of May 1, 2019) Mark S. Sutton (Chair) Christopher M. Connor Ilene S. Gordon Kathryn D. Sullivan Ray G. Young

Executive Committee
The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The Chairman of our Board, the independent Presiding Director, and the chair of each Board committee are members of the Executive Committee.

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Management Development and Compensation Committee

Current Members (as of May 1, 2019) Christopher M. Connor (Chair) Ilene S. Gordon Jacqueline C. Hinman J. Steven Whisler Ray G. Young All Members are Independent

Meetings
Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting. The committee’s independent compensation consultant is Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook regularly attends the committee’s meetings.

Responsibilities
The Management Development and Compensation Committee is responsible for overseeing our overall compensation program and approving the compensation of our senior management (other than the CEO). The committee is responsible for conducting performance evaluations of the Chairman and CEO not less than annually, in accordance with the process organized by the Presiding Director, and recommending compensation of the CEO to the independent directors based on such evaluations.

The committee is also responsible for discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis that is prepared as part of this proxy statement, and for recommending that it be included in our proxy statement. The committee is responsible for ensuring we have in place policies and programs for the development of senior leaders and succession planning. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior leaders, including the CEO.

Role of Independent Consultant. The Management Development and Compensation Committee engaged FW Cook, commencing in mid-2011, to serve as its independent, external compensation consultant. The committee has sole authority for retaining or terminating FW Cook, as well as approving the terms of engagement, including fees. FW Cook works exclusively for the committee and provides no services to the Company. FW Cook is expected to achieve the following objectives:

●	Attend meetings of the Management Development and Compensation Committee as requested;
●	Acquire adequate knowledge and understanding of our compensation philosophy and incentive programs;
●	Provide advice on the direction and design of our executive compensation programs;
●	Provide insight into the general direction of executive compensation within Fortune 500 companies; and
●	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring both parties are aware and knowledgeable of ongoing issues.

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Assessment and Management of Compensation-Related Risk. The Committee is committed to completing an annual risk assessment to evaluate the Company’s compensation plans and practices. In 2018, at the committee’s request, FW Cook conducted a risk assessment with the objective of identifying any compensation plans and practices that may encourage employees to take unnecessary or excessive risks that could threaten the Company. No such plans or practices were identified. The results of this 2018 evaluation indicated, and the Committee thus concluded, that there are no significant compensation-related risk areas at the Company and that our compensation plans and practices do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. Also, based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company. These conclusions were based on the following factors:

●	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;
●	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;
●

Our long-term incentive compensation is also capped and is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

●	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;
●

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

●	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing without shareowner approval.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee during 2018 were Mr. J. Steven Whisler, outgoing Chair (until May 1, 2019), Mr. David J. Bronczek, Mr. Christopher M. Connor, incoming Chair (beginning May 1, 2019), Ms. Ilene S. Gordon, Mr. John L. Townsend, III, and Mr. Ray G. Young. No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company. Please refer to the discussion below related to “Transactions with Related Persons,” for additional information requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act for members of the Company’s Management Development and Compensation Committee.

In addition, no executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the SEC’s rules, specifically, any transaction involving us in which:

(i)	the amount involved exceeded $120,000, and
(ii)	a related person had a direct or indirect material interest.

40	2019 Proxy Statement

Information About Corporate Governance

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the General Counsel notifies the CEO and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions. Please see the table under the heading “Transactions Considered in Analysis of Director Independence” for a description of related person transactions during 2018.

Our Related Person Transaction procedures are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2018.

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Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our director compensation program should:

●

Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”) listed in the Compensation Discussion & Analysis section of this proxy statement;

●	Align the interests of our directors with the interests of our shareowners;
●	Attract and retain top director talent; and
●	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board. Mr. Sutton does not receive compensation for his service as a director.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of the Company valued at two times the total annual Board retainer, which, through April 30, 2019, is equivalent to 4.9 times the annual cash retainer (and requires ownership of Company stock equivalent to $550,000). We believe this helps align the interests of our directors with the interests of our shareowners. New directors have four years from the date of their election to meet the ownership requirement. As of December 31, 2018, all directors who were required to meet the ownership levels held the requisite amount of equity.

Elements of Our Director Compensation Program

For the May 2018 to April 2019 service year, compensation for our non-employee directors consists of:

●	An annual retainer fee that is a mix of cash and equity;
●	Committee chair fees, a Presiding Director fee, and an Audit and Finance Committee member fee, as applicable; and
●	Life insurance, business travel accident insurance, and liability insurance.

On at least a biennial basis, we evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our director compensation at the median of our CCG.

Annual Compensation

The annual retainer fees for the May 2018 to April 2019 service year are shown in the table below. A director’s annual compensation paid as board fees is $275,000, approximately 41 percent of which is payable in cash and 59 percent of which is payable in equity. A director may elect to convert all or 50 percent of his or her cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. Ten of the 12 non-employee directors who served during 2018 elected to receive stock in lieu of all or 50 percent of the cash retainer fee and received the applicable premium. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations.

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Director Compensation

Directors may also elect to defer receipt of their equity retainer fee. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. Six of the 12 non-employee directors who served during 2018 elected to defer payment of all or a portion of their equity compensation until retirement, death or disability. Elections with regard to form of payment and deferrals are made in December preceding each service year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $163,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31 of the year of the director’s retirement.

Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled.

In addition, each committee chair receives a fee for his or her service in such role. For 2018, Messrs. Bronczek, Whisler and Young and Admiral Johnson each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2018, Messrs. Connor, Dorduncu, Townsend and Young, Ms. Hinman and Admiral Johnson each received an Audit and Finance Committee member fee. As Presiding Director, Ms. Gordon also received a Presiding Director fee for 2018.

Type of Fee	2018-2019 Fee Amount ($)
Board Fees
Cash Retainer	112,000
Equity Retainer	163,000
Committee Fees
Audit and Finance Committee Chair	25,000
Audit and Finance Committee Member	10,000
Management Development and Compensation Committee Chair	20,000
Governance Committee Chair	20,000
Public Policy and Environment Chair	20,000
Presiding Director Fee	27,500

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $3 million. The primary underwriters of coverage, which was renewed in 2018 and extends to July 1, 2019, are XL Specialty Insurance Company and ACE American Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

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Director Compensation

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown in the following table.

Our Director Pay Principles	Our 2018 Director Pay Policies and Practices
✓Target compensation at median of CCG	●Maintained mix of cash and equity in line with cross-section of similar companies (CCG)
✓Align the interests of our directors with the interests of our shareowners	●Paid 59 percent of board fees in the form of equity to ensure that directors, like shareowners, have a personal stake in the Company’s financial performance
✓Attract and retain top director talent	●Compensated directors competitively, based on a cross-section of similar companies (CCG)
✓Maintain flexibility to meet the needs of a diverse group of directors	●Continued to allow directors to choose between cash and equity and to elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2018 compensation for non-employee directors. This table shows fiscal year 2018 compensation based on the SEC’s compensation disclosure requirements, though we pay our directors on a May to April service year. The amounts in the table below show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity; (ii) certain directors receive committee chair fees, a Presiding Director fee, and/or member fees; and (iii) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David J. Bronczek (retired 2/28/2019)	66,000	240,231	306,231
William J. Burns	—	297,379	297,379
Christopher M. Connor	—	307,399	307,399
Ahmet C. Dorduncu	123,275	162,989	286,264
Ilene S. Gordon	—	324,883	324,883
Jacqueline C. Hinman	61,000	235,220	296,220
Jay L. Johnson (retired 12/31/2018)	3,070	327,388	330,458
Clinton A. Lewis, Jr.	—	297,379	297,379
Kathryn D. Sullivan	56,000	230,210	286,210
John L. Townsend, III (retired 4/30/2018)	44,111	—	44,111
J. Steven Whisler	—	317,367	317,367
Ray G.Young	—	322,378	322,378
(1)	As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2018.
(2)	The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the last business day immediately preceding the date of grant, which was May 7, 2018. Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. With respect to these stock awards, Mr. Bronczek forfeited 767 restricted shares and Admiral Johnson forfeited 2,091 RSUs due to their respective retirements from the Company.

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Director Compensation

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2018, for each non-employee director who served as of that date.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested and RSUs (#)
David J. Bronczek (retired 2/28/2019)	10,053
William J. Burns	26,567
Christopher M. Connor	9,574
Ahmet C. Dorduncu	3,123
Ilene S. Gordon	6,225
Jacqueline C. Hinman	4,507
Clinton A. Lewis, Jr.	8,777
Kathryn D. Sullivan	4,411
J. Steven Whisler	117,773
Ray G.Young	30,129
Total	221,139

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Compensation Discussion & Analysis (“CD&A”)

Introduction

This CD&A describes our compensation program that applies to all of our executive officers, including our CEO and Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”). It is designed to provide shareowners with an understanding of our compensation philosophy, core design principles and decision-making process. This narrative further explains how our Management Development and Compensation Committee (“MDCC”) oversees and designs the program and reviews the 2018 compensation of our Named Executive Officers (“NEOs”) as shown below:

Mark S. Sutton	CEO & Chairman of the Board (Principal Executive Officer)
Timothy S. Nicholls	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Glenn R. Landau	Former Senior Vice President and Chief Financial Officer (Principal Financial Officer until June 20, 2018)
Catherine I. Slater	Senior Vice President – Global Cellulose Fibers and IP Asia
Sharon R. Ryan	Senior Vice President, General Counsel and Corporate Secretary
Jean-Michel Ribieras	Senior Vice President – Industrial Packaging the Americas

Mr. Nicholls was appointed Senior Vice President and Chief Financial Officer of the Company, effective June 20, 2018, a position he previously held from December 2007 through November 2011. Mr. Nicholls previously served as Senior Vice President – Industrial Packaging the Americas, from November 2014 until his appointment as CFO, immediately prior to which he served as Senior Vice President – Printing & Communications Papers the Americas from November 2011. Mr. Landau left the Company effective July 31, 2018, and served as the Company’s CFO and Principal Financial Officer until the appointment of Mr. Nicholls.

Overview of Our CD&A

46	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Our MDCC approved significant changes to our short-term incentive (“STI”) and long-term incentive (“LTI”) compensation programs for 2018 and future years, as explained below.

Compensation Committee Q&A on 2018 Plan Design

Q. Why did we change our incentive plan design for 2018?

A. After conducting a thorough review in 2017 of our incentive program design, which included comparisons to market practice and discussions with several large shareowners, we decided to revise our incentive programs for 2018 to align with market practice and structure the incentives to focus the management team on the Company’s forward-looking strategic objectives. The enhancements to our STI plan focus on the key drivers of sustainable value creation—top- and bottom-line growth combined with efficient use of cash—while our LTI plan metrics balance the achievement of above cost-of-capital returns with competitive total shareholder return (“TSR”) performance.

Q. What did we change in our STI plan, the Management Incentive Plan (MIP)?

A. We eliminated absolute Adjusted Return on Invested Capital (“ROIC”), which is now only in the long-term incentive program, and replaced it with Revenue and Cash Conversion, each weighted at 15% of the target award. Adjusted EBITDA remained unchanged at a 70% weighting. Also, the performance ranges were reconsidered to ensure that payouts best represent management performance for the year, which included a tightening of the performance range for Adjusted EBITDA. This makes payouts more sensitive to incremental performance changes and increases the chances of obtaining a zero payout if we fall below threshold performance, or a maximum payout if we exceed our goals. See page 50 for a graphic representation of our MIP.

Q. What did we change in our LTI plan, the Performance Share Plan (PSP)?

A. We kept the same metrics, but now the Adjusted ROIC performance metric is measured on an absolute basis against our internal target, rather than on a relative basis, ranked against peers. Both performance metrics (absolute Adjusted ROIC and relative TSR) are now weighted 50 percent each for all participants. Previously, only officer awards were equally weighted. To determine performance achievement for relative TSR, we now use a percentile ranking for comparison to our peers, rather than an absolute position ranking, as well as a broader and better aligned TSR comparator group. See page 50 for a graphic representation of our PSP.

Q. Why did we choose the three performance metrics for the MIP?

A. We believe EBITDA should continue to be the primary metric for MIP, as it is the strongest driver of free cash flow generation and value creation. EBITDA is also a good fit because it is important to the Company’s investors, focuses on both top-line and bottom-line performance, and provides consistency in the plan from year to year. Revenue, or net sales, was added to the MIP because it is a key earnings growth driver that reflects and rewards commercial excellence. Cash Conversion was added to drive capital efficiency and better align with shareowner interests. Cash Conversion measures how efficiently the Company is able to generate cash from normal business operations after non-strategic capital expenditures. See page 60 for definitions of all performance metrics.

Q. Why did we eliminate ROIC from the MIP and move from relative ROIC to absolute ROIC in the PSP?

A. ROIC remains important, as it drives value creation and captures capital efficiency. However, the Company determined that using the same metric in the annual and long-term incentive programs was not ideal and that ROIC is best measured over a multi-year period because investment decisions can take time to be implemented and demonstrate results. ROIC is a very company-specific measurement, and thus “relative” ROIC is not a common metric—most companies that use ROIC as a performance metric have an internal ROIC target. Our internal Adjusted ROIC goals are based on covering our weighted average cost of capital (WACC), which is the basis for the Adjusted ROIC payout scale in the PSP.

Q. Why did we increase the weighting of relative TSR for non-officers (from 25% to 50%) in the PSP?

A. The rationale for the current design of our long-term plan is to maximize shareholder returns through value creation and disciplined investments, and relative TSR is the ultimate measure of return on investment for shareholders. So, we increased the emphasis on relative TSR for non-officers because all participants need to be focused on maximizing shareowner returns.

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Compensation Discussion & Analysis (“CD&A”)

Q. Why did we change our TSR Peer Group in the PSP?

A. After studying the prior TSR Peer Group and how the Company’s stock price moved in relation to the stock prices in that group of companies, as well as market practices with respect to TSR peer groups, the Company revised its TSR Peer Group for 2018. The purpose of the revision is to ensure the stock prices of the included companies (the companies with whom we compete for investment dollars) move in a manner most similar to the Company’s stock price in order to better align with shareowner interests and to be a better measure of the Company’s relative stock price performance. See page 62 for a list of the TSR peer group companies for 2018.

Q. Why did we change our award scale measuring relative TSR in the PSP?

A. We believe a percentile ranking is better for comparison to peers, as it provides for incremental performance achievement. The most profound advantage of this approach is that the payout is more proportionate to the Company’s relative performance versus the peer group. In other words, it serves to eliminate situations where a very small difference in TSR has a significant effect (positive or negative) on the final payout.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the MDCC, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management.

Based on the review and discussions referred to above, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its proxy statement on Schedule 14A filed in connection with the Company’s 2019 Annual Meeting of Shareowners.

Management Development and Compensation Committee

J. Steven Whisler, Chair (until May 1, 2019)	Christopher M. Connor

Ilene S. Gordon	Ray G.Young

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Compensation Discussion & Analysis (“CD&A”)

Executive Summary

2018 Financial Highlights

International Paper delivered another year of strong performance in 2018:

We achieved Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $4.347 billion, an increase of over 16 percent from the prior year.*	We had solid commercial performance across all three businesses and grew revenue by over 7 percent from the prior year.	We continue to strengthen our balance sheet, through debt repayment and pension risk mitigation, and make strategic investments to position the Company for future profitable growth.

We increased our dividend by 5.3 percent to $2.00 per share annually, our seventh-consecutive year of dividend increases.	We returned cash to our shareowners through systematic stock buybacks as well, and our Board of Directors provided authorization for an additional $2 billion of repurchases.

*	See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

2018 Executive Compensation Highlights

The following section briefly highlights the MDCC’s key compensation decisions for 2018 as well as our performance achievement attained in our incentive compensation plans. These decisions were made with the support of the MDCC’s independent consultant, Frederic W. Cook & Co. (FW Cook) (see section titled “Role of Compensation Consultant”), and this information is discussed in greater detail elsewhere in this CD&A.

Key Highlights for 2018

●	We continue to have exceptionally strong pay-for-performance correlation (see Section 2).
●	We have robust compensation governance (see Section 6).
●	Our LTI Plan is based solely on Company Performance achievement for ALL participants—no individual performance modifiers are applied.
●	We implemented design changes for both our short- and long-term incentive plans for 2018 after conducting a thorough review of both plans in 2017, including discussions with several large shareowners (see Compensation Committee Q&A on page 47).
●	As another example of the Company’s continued focus on pay alignment, the MDCC conducted a Benchmarking Strategy Review in 2018. As a result of this comprehensive review, a more sustainable data-collection strategy for benchmarking executive pay levels was adopted (see Section 2 – Peer Group Benchmarking on page 56).

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Compensation Discussion & Analysis (“CD&A”)

2018 Incentive Plan Design Overview with Metrics and Weightings

2018 Short-Term Incentive Plan

MANAGEMENT INCENTIVE PLAN (MIP) COMPONENT WEIGHTINGS	MANAGEMENT INCENTIVE PLAN PAYOUT SCALE
ALL METRICS:
Below Threshold (0% Payout) Threshold (50% Payout) Target (100% Payout) Maximum (200% Payout)

2018-2020 Long-Term Incentive Plan

PERFORMANCE SHARE PLAN (PSP) COMPONENT WEIGHTINGS	PERFORMANCE SHARE PLAN PAYOUT SCALE
(Same Metric Weightings for ALL Participants)
ROIC (50%)
Below Threshold (0% Payout) Threshold (50% Payout) Target (100% Payout) Maximum (200% Payout)
RELATIVE TSR (50%)
Below 25th percentile (0% Payout) 25th percentile (25% Payout) 50th percentile (100% Payout) At or above 75th percentile (200% Payout)

*	See page 60 for definition.

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Compensation Discussion & Analysis (“CD&A”)

2018 Total Target Compensation Mix
CEO

Other NEOs
(excluding departed NEO: Mr. Landau)

The chart above demonstrates our commitment to place pay at risk. For 2018, 89% of our CEO’s target compensation and, on average, 78% of our other NEOs’ (excluding Mr. Landau) target compensation was based on Company performance and was therefore at risk. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation and is the only component of their Total Direct Compensation (defined below and known as “TDC”) that is not tied to Company performance.

2018 Base Salary Changes

The Committee elected to increase Mr. Sutton’s base salary by 7.4%, effective March 1, 2018, recognizing his strong performance and to bring him in closer alignment with the market median. Mr. Landau and Ms. Ryan also received market-based base salary adjustments in 2018, and Mr. Nicholls, Ms. Slater and Mr. Ribieras received base salary adjustments, effective July 2018, to reflect their respective appointments to new roles.

2018 STI Performance Achievement

	Description	Weight	Target	Actual	Target Award Earned	Weighted Target Award Earned
Adjusted EBITDA*	To achieve EBITDA of $4.1B	70%	$4.1B	$4.347B	160.2%	112.2%
Revenue	To achieve revenue of $22.262B	15%	$22.262B	$23.306B	193.8%	29.1%
Cash Conversion*	To achieve cash conversion of 71.4%	15%	71.4%	68.41%	89.5%	13.4%
Overall Corporate Weighting:		100.0%				154.7%
*	See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

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Compensation Discussion & Analysis (“CD&A”)

2016-2018 LTI Performance Achievement

			Non-Officers		Officers
Performance Metric	Achievement Rank Against Peers	%Target Award Earned	Metric Weight	Weighted Target Award Earned	Metric Weight	Weighted Target Award Earned
Relative Adjusted ROIC	3 of 12	145%	75.0%	108.8%	50.0%	72.5%
Relative TSR	8 of 17	100%	25.0%	25.0%	50.0%	50.0%
2016 LTI Grant Performance Achievement				133.8%		122.5%

Other NEO Compensation Decisions

Glenn R. Landau

●	Mr. Landau, former Senior Vice President and Chief Financial Officer, left the Company effective July 31, 2018. Mr. Landau and the Company entered into a termination agreement and release, which was approved by the Committee. Under the Agreement, Mr. Landau received the standard termination allowance and other standard severance benefits under the Company’s Salaried Employee Severance Plan, as well as an additional payment of $20,500 intended to be used by Mr. Landau for the payment of his COBRA insurance premiums for an additional 12 months beyond the standard six months offered to all employees. The standard termination allowance is a lump sum cash payment equal to two weeks of salary for each year or partial year of service, which was $726,923 for Mr. Landau (based on his 28 full or partial years of service).
●	The Company also waived the terms of Mr. Landau’s non-competition agreement with respect to any company except for WestRock Company, KapStone Paper and Packaging Corporation, Georgia-Pacific LLC, Packaging Corporation of America, Domtar Corporation, Graphic Packaging Holding Company, and any affiliate or successor of those six companies.

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Compensation Discussion & Analysis (“CD&A”)

Responsiveness to Shareowners – “Say-on-Pay” Consideration

In May 2018, our shareowners again approved our “Say-on-Pay” proposal with support from over 94 percent of votes cast for the seventh straight year.

The MDCC interpreted this consistently strong level of support as continued affirmation of the current design and direction of our executive compensation program. While the program was approved by nearly all shares voted in each of the past seven years, the MDCC and management remain firmly committed to continuing to strengthen our pay-for-performance correlation, as well as the overall architecture of our executive compensation program.

The MDCC and management will continue to use the annual “Say-on-Pay” vote as a guidepost for shareowner sentiment and will continue to engage with our shareowners and respond to their feedback. As an example, we met with several key shareowners in 2017 and 2018 to discuss the re-design of our 2018 STI and LTI plans.

Compensation Governance

✓	Reduced Change-in-Control Benefits. Change-in-control severance benefits reduced from three to two times target cash compensation for future non-CEO executive officers beginning in 2012.
✓

Double Trigger in the Event of a Change in Control. Equity incentive awards have a double trigger assuming replacement awards are provided; that is, they will not vest in the event of a change in control unless also accompanied by a qualifying termination of employment.

✓

Robust Equity Ownership and Retention Requirements. All officers are required to own IP shares equal to a multiple of their base salary and to retain 50 percent of equity payouts until the ownership requirement is met.

✓	Clawback of Incentive Compensation If Restatement. Incentive compensation awards are subject to clawback in specified circumstances.
✓

Limit on Severance for Executive Officers. Aggregate severance payments to an executive officer may not exceed two times the officer’s base salary plus target cash bonus in the absence of a change in control or shareowner preapproval.

✓

Non-Competition and Non-Solicitation Agreements. We require our leaders to enter into Non-Competition Agreements and Non-Solicitation Agreements, the violation of which may result in clawback or forfeiture of incentive compensation awards.

✓

Personal Use of Company Aircraft by CEO is Subject to Cap. While our CEO is authorized to use the Company aircraft for personal travel, he is required to reimburse the Company for the incremental cost of such use above $75,000.

✕	No Employment Agreements for Executive Officers. Our executive officers are at-will employees with no employment contracts.
✕

No Guaranteed Annual Salary Increases or Bonuses. For the named executives, annual salary increases are based on evaluations of individual performance and market competitiveness, while their annual cash incentives are tied to corporate and individual performance.

✕	No Tax Gross-Ups. No tax gross-ups are provided.
✕

No Repricing or Exchange of Underwater Stock Options. Our equity incentive plan does not permit repricing or exchange of underwater stock options or stock appreciation rights without shareowner approval. Also, we discontinued granting stock options over 10 years ago and all outstanding stock options have expired.

✕

No Plans that Encourage Excessive Risk-Taking. Based on the annual review, it was determined that the Company’s compensation practices are appropriately structured and avoid incenting employees to engage in unnecessary and excessive risk-taking.

✕

No Hedging or Pledging of International Paper Securities. Officers, directors and employees are strictly prohibited from hedging IP securities. Directors, executive officers and other senior executives are strictly prohibited from pledging IP securities as collateral or holding securities in a margin account.

✕	No Inclusion of Equity Awards in Pension Calculations.
✕	No Excessive Benefits. We offer only limited executive benefits as required to remain competitive and to attract and retain highly talented executives.

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Compensation Discussion & Analysis (“CD&A”)

How We Design Our Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program continues to be designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Pay for Performance	We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.
Pay at Risk	We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company performance and individual performance.

Pay for Performance – CCG Analysis

The MDCC reviews our CEO’s pay in relation to the Company’s performance to ensure alignment. We conduct this review against our Compensation Comparator Group (“CCG”) because it is the same group against which we benchmark our program design and targeted pay amounts.

Historical CEO Pay-for-Performance Alignment

The following table demonstrates the close correlation between our CEO’s realizable pay and the Company’s performance over the past five three-year performance periods as compared to our CCG.

Three-Year Performance Period	Our CEO’s Realizable Pay Rank (percentile of CCG)	Our Company’s TSR Rank (percentile of CCG)
2015-2017	35th	35th
2014-2016	40th	50th
2013-2015	20th	20th
2012-2014	65th	60th
2011-2013	50th	80th

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Compensation Discussion & Analysis (“CD&A”)

Current CEO Pay-for-Performance Alignment

Each point on the graph below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to his or her company’s three-year performance in TSR over the period 2015-2017.

Compared to our CCG, our CEO earned compensation at the 35th percentile while the Company delivered TSR at the 35th percentile of our peer group. The MDCC continues to believe this graph clearly illustrates a strong pay-for-performance correlation, especially when compared year over year (as shown in the table on the previous page).

CEO Realizable Pay vs. TSR Performance (2015-2017)

●	This graph is based on the 2018 proxy filings of our CCG.
●	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.
●	Realizable pay consists of:
	1.	actual base salary paid over the three-year period,
	2.	actual STI payouts over the three-year period, and
	3.	LTI determined as shown below, with equity awards based on December 31, 2017 market value for each company;
		a.	in-the-money value of stock options granted over the three-year period;
		b.	service-based restricted stock awards granted over the three-year period;
		c.	performance share awards:
			i.	actual shares earned using actual performance achievement for grant cycles beginning and ending between 2015 and 2017; and
			ii.	target shares granted over the three-year period assuming target performance, for performance cycles that have not yet been completed.
		d.	performance cash awards:
			i.	actual cash paid using actual performance achievement for grant cycles beginning and ending between 2015 and 2017; and
			ii.	target cash levels provided over the three-year period assuming target performance, for performance cycles that have not yet been completed.
●

The graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This allows us to compare CEO compensation for a full three-year period for each company and focuses on the CEO position rather than specific individuals.

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Compensation Discussion & Analysis (“CD&A”)

Peer Group Benchmarking

We use our CCG when making compensation decisions to assure our pay remains competitive. We strive for consistency by retaining as many of the same companies in this group as appropriate from year to year. Changes are made to assure sufficient or appropriate data on which to base compensation decisions. As described below, changes were made for 2019. For 2018, our CCG continued to consist of 20 publicly traded companies selected by the MDCC from the Willis Towers Watson General Industry Executive Compensation Survey database.

How Our CCG Is Selected

OCompetition for executive talent;
OComparable annual revenue (one-half to two times), with market capitalization used as a modifier (as appropriate);
OGlobal geographic presence;
OComplexity of business operations; and
OAvailable compensation data.

How We Use Our CCG

OAs an input for developing base salary ranges and short- and long-term incentive targets;
OTo assess competitiveness of total direct compensation awarded to the SLT;
OTo benchmark equity vehicle and incentive plan metrics;
OTo benchmark officer stock ownership guidelines and other executive compensation practices and policies; and
OTo evaluate share utilization, overhang levels and annual value-based run rate.

The MDCC targets TDC, in the aggregate, at the median level (50th percentile) of our CCG. In light of Mr. Sutton’s conservative target TDC positioning and strong Company and individual performance during 2017, the MDCC approved a market adjustment to bring his target TDC to $13.3 million, which still positioned him below the projected 2018 market median. The other active NEOs have 2018 target TDC levels that were, in aggregate, 95% of the projected 2018 market median, and thus were well-positioned within the market range and aligned with the Company’s compensation philosophy.

The MDCC, in conjunction with its consultant, uses this analysis as a frame of reference when setting target compensation. Target compensation positioning for individual SLT members will vary from the market median based on factors such as:

●	Position scope and responsibilities;
●	Individual performance; and
●	Internal comparisons.

56	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

2018 Compensation Comparator Group (“CCG”)

3M Company	Honeywell International Inc.	PPG Industries, Inc.
Arconic Inc. (former Alcoa Inc.)	Johnson Controls, Inc.	Schlumberger Limited
DowDuPont Inc.	Kimberly-Clark Corp.	United States Steel Corp.
Eaton Corp.	L-3 Communications Holdings	WestRock
Emerson Electric Company	Lockheed Martin Corp.	Whirlpool Corp.
FedEx Corp.	Northrop Grumman Corp.	Xerox Corp.
Goodyear Tire & Rubber Company	Parker-Hannifin Corp.
International Paper vs. CCG Revenue1

IP’s Targeted TDC = CCG Median (50th percentile)

[1]	Based on the most recently reported four quarters as of August 31, 2017, used in late 2017 to benchmark pay for 2018
[2]	IP’s revenue represents the pro forma revenue including the full-year impact of Weyerhaeuser’s pulp business.

Changes for 2019 Peer Group Benchmarking

As noted above, the CCG has historically been comprised of 20 companies of comparable size and complexity that also participated in the Willis Towers Watson Executive Compensation Survey. In 2018, the MDCC conducted a Benchmarking Strategy Review and approved a new approach that was first used by the Committee to inform senior executive target TDC levels for 2019. Two primary changes were made as part of this new approach.

●

Our primary reference point will be the average of two national, general industry surveys (scoped by revenue responsibility) so as to increase the number of participants comprising the data. This change provides greater incumbent counts for each benchmarked role, which will yield more consistency in the data from year-to-year and better handle changes in company size that may result from mergers, acquisitions or divestitures.

●

The MDCC made changes to the CCG. Given that participation in the Willis Towers Watson Survey was now no longer a requirement for CCG inclusion, this allowed the Company more freedom in selecting CCG companies that are most relevant in terms of size, industry and scope of operations. CCG proxy data will be used as a secondary reference point for our CEO, CFO and others, as applicable.

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Compensation Discussion & Analysis (“CD&A”)

How We Make Compensation Decisions

Role of the Management Development and Compensation Committee

The MDCC is responsible for the Company’s executive compensation program design and decision-making process for SLT compensation. The MDCC approves:

●Our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;
●Overall effectiveness of our executive compensation program to ensure the design achieves our objectives;
●Performance metrics and their respective weightings, as well as the companies against which we compare our relative performance;
●Non-CEO SLT compensation, based on recommendations from the CEO; and
●An annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process directed by the Presiding Director in Executive Session, the MDCC:

●Approves the CEO’s annual objectives and semi-annually reviews his performance achievement; and
●Recommends the CEO’s base salary increase, target bonus opportunities and annual incentive award payment to the Board based on its assessment of the CEO’s performance achievement, as well as the CEO’s long-term incentive compensation.

All elements of CEO pay are approved by the independent directors of the Board.

Role of Management in Compensation Decisions

The CEO makes recommendations concerning the strategic direction of our executive compensation program to the MDCC. Our Senior Vice President, Human Resources, is responsible for making recommendations to the MDCC concerning program design and administration, and our General Counsel provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

The CEO reviews the performance of SLT members against their annual and individual pre-established performance objectives and discusses his assessment with the MDCC. In consultation with our Senior Vice President, Human Resources, the CEO makes individual recommendations on base salary and annual incentive award payment. The MDCC reviews these recommendations, and then, considering input from its compensation consultant, discusses, modifies and approves, as appropriate, each SLT member’s compensation. The CEO does not participate in any MDCC or Board deliberations that involve his own compensation matters.

Role of Compensation Consultants

The MDCC continued to engage FW Cook in 2018 to serve as its independent, external compensation consultant. The MDCC relies on FW Cook to advise on its decision-making process and has sole authority for retaining and terminating the relationship, as well as approving the terms of engagement, including fees. FW Cook works exclusively for the MDCC and provides no services to the Company. Accordingly, the MDCC has determined the firm to be independent from the Company. Separately, FW Cook has attested in writing as to its independence from the Company.

The Company retains Exequity and Willis Towers Watson as its primary compensation consultants to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed. From time to time, the Company engages other consultants for special projects as needed.

MDCC’s Consultant:	Management’s Consultants:
Frederic W. Cook & Co., Inc.	Exequity LLP
Willis Towers Watson PLC

58	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Elements of Our Executive Compensation Program

Overview

The primary elements of our executive compensation program are base salary, short-term (annual) incentive compensation under our Management Incentive Plan (“MIP”), long-term incentive compensation under our Performance Share Plan (“PSP”), ad hoc equity awards, and benefits. Total Direct Compensation (“TDC”) is the combination of fixed and variable compensation. Other compensation elements, such as our limited executive benefits, are not part of TDC, but the MDCC also reviews these elements.

Elements of Executive Compensation

Base Salary

Base salary is the only fixed element of TDC. The MDCC considers base salary merit increases annually based on individual performance, while taking into account whether market-based adjustments are necessary. Annual merit increases for most employees across the globe, including the NEOs, are effective March 1. The following table shows the annual base salary in effect during 2018 and currently for each NEO. Mr. Sutton received a salary adjustment in 2018, as shown below, recognizing his strong performance and to bring him in closer alignment with the market median. Mr. Landau and Ms. Ryan received market-based adjustments in 2018, and Mr. Nicholls, Ms. Slater and Mr. Ribieras received adjustments, effective July 2018, to reflect their respective appointments to new roles. Ms. Ryan received another market-based adjustment in 2019.

Name	Annual Base Salary (Jan.-Feb.)	March 2018 Base Salary	March 2018 Increase	July 2018 Base Salary	July 2018 Increase	December 2018 Base Salary	March 2019 Increase	Current Annual Base Salary
Mr. Sutton (CEO)	$1,350,000	$1,450,000	7.4%	$1,450,000	n/a	$1,450,000	n/a	$1,450,000
Mr. Nicholls (CFO)	$710,000	$710,000	n/a	$750,000	5.6%	$750,000	n/a	$750,000
Mr. Landau (former CFO)A	$600,000	$675,000	12.5%	n/a	n/a	n/a	n/a	n/a
Ms. Slater	$600,000	$600,000	n/a	$620,000	3.3%	$620,000	n/a	$620,000
Ms. Ryan	$602,000	$620,000	3.0%	$620,000	n/a	$620,000	4.8%	$650,000
Mr. Ribieras	$560,000	$560,000	n/a	$700,000	25.0%	$700,000	n/a	$700,000
A	Left the Company in 2018.

Variable Compensation: Overview and How We Assess Performance

We do not have guaranteed bonuses. Variable compensation is pay at risk and is tied directly to performance. Company performance is based on the achievement of specific financial goals described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2018 Performance Metrics	Metric Weight	Individual Performance Modifier
Short-Term Incentive Plan	Management Incentive Plan (MIP)	●Adjusted EBITDA	70%	Yes
		●Revenue	15%
		●Cash Conversion	15%
Long-Term Incentive Plan	Performance Share Plan (PSP)	●Adjusted ROIC	50%	No
		●TSR Relative to Peers	50%

Other equity awards, including awards of stock and service-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts. All SLT compensation, including any such equity awards, must be approved by the MDCC.

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Compensation Discussion & Analysis (“CD&A”)

How and Why We Chose Our Performance Metrics

Our incentive compensation plan design is based upon achievement of pre-established performance objectives that will drive improved financial performance of the Company. Each year the MDCC assesses the appropriateness of the performance metrics, and periodically makes adjustments based on the financial objectives most critical to the Company’s success.

We explain below why the MDCC chose the performance metrics we used for our 2018 incentive compensation plans.

Adjusted EBITDA (see the following page for more definitional details)
Adjusted EBITDA[1] is commonly used as a proxy for a company’s operating profitability. Adjusted EBITDA measures how much operating profit the Company makes with its present assets and operations. Driving earnings growth is currently the best way to drive shareowner value. Within the Company, we set goals for, and periodically track and discuss, Adjusted EBITDA performance at the business level to establish a readily transparent and ongoing line of sight to our performance. Adjusted EBITDA also serves as an approximation for cash flow, as it is the single largest driver of Cash Flow from Operations. As a result, Adjusted EBITDA is a major indicator of the on-going operational strength of the Company.

Revenue (see the following page for more definitional details)
Revenue[2] is a complementary measure to EBITDA but helps focus participants on top-line growth. Utilizing Revenue will also help focus participants on commercial and productivity improvement initiatives.

Cash Conversion (see the following page for more definitional details)
Cash Conversion[3] drives capital efficiency and is also a complementary measure to EBITDA. Employees can influence this measure by not overspending on low-return projects and delivering better project management and planning.

Adjusted ROIC (see the following page for more definitional details)
Adjusted ROIC[4] measures a company’s returns and can be compared to the cost of capital. Earning an Adjusted ROIC that is equal to or greater than our cost of capital is necessary for the Company to create long-term value for our shareowners.

TSR (see the following page for more definitional details)
TSR[5] reflects share price appreciation and dividends paid. TSR can be used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key performance measure that aligns our long-term incentive pay with the value we create for our shareowners.

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Compensation Discussion & Analysis (“CD&A”)

The footnotes below explain the details of our performance metric calculations for purposes of our incentive compensation plans:

1	Consistent with our external financial reporting to investors, Adjusted EBITDA is defined as Earnings from Continuing Operations Before Interest, Income Taxes and Equity Earnings and before the impact of special items and non-operating pension expense plus Depreciation, Amortization and Cost of Timber Harvested.
2	Revenue means “Net Sales” as reported on the Consolidated Statement of Operations in the Company’s financial statements included in its periodic filings with the SEC. Revenue may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
3	“Cash Conversion” means Adjusted EBITDA (as defined above) less Non-Strategic Capital Spending plus/minus changes in Operating Working Capital, divided by Adjusted EBITDA. “Non-Strategic Capital Spending” means “Invested in Capital Projects” as reported on the Consolidated Statement of Cash Flows in the Company’s financial statements included in its periodic filings with the SEC, less capital spending from projects intended to improve market position or customer service/satisfaction, but including volume increases and performance or quality improvements. “Operating Working Capital” means Trade Receivables plus Total Inventory less absolute Trade Accounts Payable as reported internally. Non-Strategic Capital Spending and Operating Working Capital may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
4	Consistent with our external financial reporting to investors, Adjusted ROIC is calculated as operating earnings before interest (including earnings from continuing and discontinued operations up through the date of sale), and before the impact of special items and non-operating pension expense, divided by average invested capital. Invested capital is total equity (adjusted to remove pension-related amounts, including prior service costs and net actuarial gains/losses, that are included in Accumulated Other Comprehensive Income (Loss)) plus interest bearing liabilities. For the relative Adjusted ROIC metric used in the 2016 PSP and 2017 PSP plans, we calculate International Paper’s Adjusted ROIC and our peer companies’ Adjusted ROIC using the same methodology. For the absolute Adjusted ROIC metric used beginning with the 2018 PSP, the Company’s Weighted Average Cost of Capital (“WACC”) will be used as the minimum threshold for Adjusted ROIC performance. Target Adjusted ROIC performance will be set at 200 basis points (“bp”) above WACC, and maximum Adjusted ROIC performance will be set at 400 bp above WACC. The Company’s “Weighted Average Cost of Capital” or “WACC” equals Cost of Equity X (Equity/Capital) + Cost of Debt X (Debt/Capital). The Company’s WACC is calculated prior to the beginning of each grant year and stays fixed for the three-year PSP performance period. WACC may be adjusted for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
5	TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested in Company stock (including the dividends paid on stock obtained by reinvesting dividends) during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

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Compensation Discussion & Analysis (“CD&A”)

Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and measuring Company performance in our incentive plans.

Previously, our 2017 PSP TSR peer group was comprised of 15 companies and two indices that were hand-selected as companies that IP competed against for investment dollars. Beginning with the 2018 PSP grant, the peer group was selected using a more formulaic process and was expanded to 28 companies. The member companies of the below indices were used to form the TSR Peer Group:

●	S&P 500 Materials Index – excluding companies identified as metals and mining, fertilizer and/or agricultural companies and Albemarle Corporation
●	S&P 1500 Composite Index – includes paper products and paper packaging companies with a market cap of $2.5B, plus Graphic Packaging Holding Company
●	S&P 500 Index – eight selected comparable companies, plus Crown Holdings, Inc.

The goal was to select closely correlated peers against which to compare our performance. This should minimize market factors outside of IP’s control from overly impacting our performance achievement. The share prices of the companies selected are impacted by many of the same macroeconomic and industry factors as IP, thereby reducing the influence of external/market factors when measuring relative performance.

Peer Group	Composition	Rationale
CCG

Includes 20 companies from multiple industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which positions IP near the median)

(For 2019 changes to our Benchmarking Strategy, see Section 2 – Peer Group Benchmarking.)

These are the companies against which we are likely to compete for executive talent. They are of comparable size and scope of operations to the Company, which is critical for benchmarking target TDC amounts.
TSR Peers	Broader cross-section of basic materials companies engaged in global manufacturing and capital-intensive businesses.	These are the companies against which we compete for investment dollars. We include the S&P 1500 paper packaging and paper products companies, as well as a key competitor, Graphic Packaging Holding Corp., and the S&P 500 Materials companies, excluding metals & mining and fertilizers & agricultural chemicals companies.

2018 TSR Peer Group
Air Products and Chemicals, Inc.	LyondellBasell Industries NV
Avery Dennison Corporation	Martin Marietta Materials Inc.
Ball Corporation	Mohawk Industries Inc.
Bemis Company, Inc.	Packaging Corporation of America
Crown Holdings, Inc.	PPG Industries, Inc.
Cummins Inc.	Praxair, Inc.
Domtar Corporation	Rockwell Automation Inc.
Eastman Chemical Company	Sealed Air Corporation
Ecolab Inc.	The Sherwin-Williams Company
Ford Motor Company	Sonoco Products Company
Graphic Packaging Holding Company	Union Pacific Corporation
Ingersoll-Rand PLC	Vulcan Materials Company
International Flavors & Fragrances Inc.	WestRock Company
Johnson Controls International plc	Weyerhaeuser Company

Bolded companies are also part of our 2018 CCG.

62	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Management Incentive Plan (“MIP”)

Overview

The MIP is our annual, cash-based incentive compensation plan designed to motivate employees to achieve our most critical short-term financial goals. In 2018, the MIP award pool, described below, was distributed among approximately 3,900 employees globally.

2018 Company Performance Metrics and Performance Achievement

As shown below, and as discussed on page 47, changes were made to the MIP design for 2018. The Company used Adjusted EBITDA, Revenue and Cash Conversion in determining 2018 MIP awards. The chart below describes the specific design elements.

2018 MIP Performance Metrics	Metric Weight	Threshold Performance Payout 50%	Target Performance Payout 100%	Maximum Performance Payout 200%
Adjusted EBITDAA	70%	Achieve $3.28B	Achieve $4.1B	Achieve $4.51B
Revenue	15%	Achieve $20.036B	Achieve $22.262B	Achieve $23.375B
Cash ConversionA	15%	Achieve 57.1%	Achieve 71.4%	Achieve 78.5%

The MDCC believes our MIP performance targets should motivate management to achieve results that will drive superior investor returns.

	Description	Weight	Target	Actual	Target Award Earned	Weighted Target Award Earned
Adjusted EBITDAA	To achieve EBITDA of $4.1B	70%	$4.1B	$4.347B	160.2%	112.2%
Revenue	To achieve revenue of $22.262B	15%	$22.262B	$23.306B	193.8%	29.1%
Cash ConversionA	To achieve cash conversion of 71.4%	15%	71.4%	68.41%	89.5%	13.4%
Overall Corporate Weighting:		100.0%				154.7%

A	See Appendix A for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

2018 Award Pool Calculation

The Company’s MIP target award pool is equal to the sum of each MIP-eligible employee’s target award, based on his or her position in the Company. To calculate the actual award pool, the target award pool is multiplied by the Company’s 2018 total payout of 154.7 percent, resulting in an award pool of approximately $179.7 million. This pool was distributed among all employee participants.

Our 2018 MIP performance achievement reflects our outstanding financial results for the year. We generated over $4.3 billion in adjusted EBITDA, which represents an increase of 16% from 2017 (see Appendix A for a reconciliation of our non-GAAP measures to comparable GAAP measures). All of our businesses and regions contributed in a meaningful way, whether it was through outperforming their respective competitors, growing new product sales, or leveraging innovation and customized products. Additionally, we grew revenue by more than 7%, supported by organic gains in volume, pricing and mix. These strong commercial gains are especially significant given the majority of our businesses operate in low-growth segments. We did, however, fall short in our Cash Conversion goal due to higher working capital, resulting primarily from price increases and an increase in average customer payment terms.

The MDCC has the discretion to decrease the award pool and has done so in the past. Additionally, consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the MDCC has discretion to increase the award pool by up to 25%, provided the total final award pool does not exceed the maximum amount permitted under the 2018 MIP, which is 200% of target. The MDCC did not exercise its discretion to decrease or increase the 2018 MIP award pool.

Individual MIP Awards

For all MIP-eligible employees, their respective awards are based on Company performance, but then may be modified by their individual performance achievement as determined by their direct manager. The CEO has discretion to recommend an additional award outside the MIP, called a CEO Award, in recognition of exceptional individual performance beyond what is captured in individual objectives.

As described in Section 5, for 2018, Mr. Sutton’s MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance percentage of 154.7%.

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Compensation Discussion & Analysis (“CD&A”)

Performance Share Plan (“PSP”)

Overview

The PSP is our long-term, equity-based incentive compensation plan designed to motivate employees to create long-term shareowner value. PSP awards are granted in performance-based restricted stock units annually to approximately 1,300 management-level employees globally based on position in the Company and satisfactory performance evaluations. PSP awards are earned over a three-year performance period based on the Company’s performance achievement in absolute Adjusted ROIC (relative Adjusted ROIC for grants made prior to 2018) and relative TSR. Awards are paid in shares of Company stock. The number of shares ultimately paid may include additional shares for prorated PSP grants due to promotion during the grant year and includes the reinvestment of dividends earned on such shares during the three-year performance period.

The MDCC does not have discretion to increase the performance achievement, but may decrease it in the event the Company experiences negative Adjusted ROIC or negative TSR. In addition, if the Company’s TSR over the three-year performance period is negative, performance achievement for the TSR portion of the PSP award may not exceed 100%.

	2016	2017	2018	2019	2020	2021
2016 Grant	3-year Performance Measurement Period			Paid*
2017 Grant		3-year Performance Measurement Period			Paid*
2018 Grant			3-year Performance Measurement Period			Paid*
*	Assuming threshold performance objective is achieved.

Company Performance Metrics and Objectives

As shown below, and as discussed above on page 47, changes were made to the PSP design beginning in 2018:

●	Both metrics (Adjusted ROIC and relative TSR) will be weighted 50% each for all participants, not just our officers.
●	Relative Adjusted ROIC was changed to absolute Adjusted ROIC, which means that for this metric we will no longer be ranked against peers, but instead our goal will be an internal target. Our internal Adjusted ROIC goals are based on covering our weighted average cost of capital (WACC), which is the basis for the Adjusted ROIC payout scale in the PSP. We considered the maximum Adjusted ROIC level established as recognizing the potential tradeoff between maximizing absolute ROIC and maximizing the potential for additional value creation by growing our portfolio.
●	To determine our performance achievement under the relative TSR metric, we are moving from an absolute position ranking to a percentile ranking for comparison to our peers, and using a broader and better correlated TSR peer group (see Section 3, “Why We Use Different Peer Groups”).

		Performance Objective
2018-2020 PSP Performance Metrics	Metric Weight	Threshold ROIC – Payout 50% TSR – Payout 25%	Target Payout 100%	Maximum Payout 200%
Adjusted ROIC	50%	7.0%	9.0%	11.0%
Relative TSR	50%	25th percentile	50th percentile	75th percentile

Payout Calculation

Based on market data, each PSP participant has a target award based on his or her position. The actual number of shares paid may be higher or lower than the target award, based solely on the Company’s performance achievement. Possible payouts under the 2018 PSP range from 0 percent to 200 percent of the target award.

2016-2018 PSP Payout

For the 2016-2018 PSP, the performance achievement approved by the MDCC in February 2019 is shown in the chart below, and the award paid to each of our NEOs is described in Section 5.

2016-2018 PSP Performance Metrics	Metric Weight for Officers	2016-2018 Performance Results and Award Earned
Relative Adjusted ROIC	50%	Ranked 3 of 12(A)	72.5%
Relative TSR	50%	Ranked 8 of 17(A)	50%
Total 2016-2018 PSP Payout for Officers			122.5%
(A)	Dow and DuPont were both excluded due to the structure of the 2017 merger transaction in which both predecessor companies were acquired by a newly created company, DowDuPont Inc.

64	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Other Equity Awards

Other types of equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”), are used for purposes of recruitment, retention or recognition. Vesting provisions for these awards vary on a case-by-case basis, but are forfeited if the participant voluntarily terminates employment prior to vesting. During 2018, there were no equity awards other than the PSP awards granted to any SLT member.

Retirement and Benefit Plans

Members of the SLT participate in the same health, welfare and retirement programs available to most of the Company’s salaried U.S. employees. Additionally, our unfunded, non-qualified plans—the Pension Restoration Plan and the Deferred Compensation Savings Plan (“DCSP”)—are available to eligible U.S. salaried employees, including the NEOs, whose compensation is higher than the limits set by the Internal Revenue Service (“IRS”) for tax-qualified plans. Absent these plans, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us. Finally, while the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) was closed to new participants effective January 1, 2012, some SLT members, including all active NEOs except Ms. Slater and Mr. Ribieras, participate in this plan.

Name	CEO		SLT		Other Officers and Eligible Managers	U.S. Salaried Employees

The Company froze participation (including credited service and compensation) in the Retirement Plan, Pension Restoration Plan and SERP for all service on or after January 1, 2019.

For service after this date, affected employees will receive Retirement Savings Account contributions (“RSAc”).

Health and Welfare Plans	●		●		●	●
Qualified Retirement (Pension) Plan / RSAc(B)	●		●		●	●
Pension Restoration Plan / RSAc(B)	●		●		●
SERP(B)	●	(A)	●	(A)
Qualified Salaried Savings Plan – 401(k)	●		●		●	●
DCSP(B)	●		●		●
(A) This executive benefit was closed to new participants effective January 1, 2012.
(B) See Section 7 for additional information on this benefit.

Change-in-Control (CIC) Agreements

The Company has entered into CIC agreements with certain executives, including the SLT, that provide severance and other benefits, including acceleration of equity-award vesting, in the event of a “double trigger,” which requires both a CIC of the Company and a qualifying termination of employment (i.e., involuntary termination without “cause” or departure for “good reason”). We believe these potential benefits align executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential CIC, without undue concern for their own financial and employment security. No benefits are provided to our NEOs upon a CIC alone (i.e., without also experiencing an accompanying termination) so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any CIC benefits. For more detail on these CIC agreements and benefits, see Section 7.

Perquisites

As disclosed in Section 7, we do not offer perquisites to our SLT other than the following: the CEO’s limited personal use of Company aircraft; standard benefits under our Global Mobility Policy which establishes many of the benefits provided to employees who serve or have served as expatriates; benefits granted to grandfathered participants in our Executive Supplemental Life Insurance Program; and tax preparation related to board service at the Company’s Ilim joint venture in Russia at the Company’s request.

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Compensation Discussion & Analysis (“CD&A”)

NEO Compensation

Overview

The compensation benchmarking review used to establish NEO target TDC levels for 2018 indicated that our CEO’s 2018 target TDC was 93% of the projected 2018 market median and the 2018 target TDC levels for all other active NEOs (excluding Mr. Landau, who left the Company during 2018), in aggregate, were 95% of the projected 2018 market median.

We do not, nor do we believe it is necessary to, have a policy that dictates a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

2018 Actual “Realized” Compensation and Comparison to 2018 Targeted Compensation

In this section, we describe the 2018 compensation actually “realized” by each NEO, as well as the rationale for each such compensation element and amount. We also illustrate 2018 targeted versus actual compensation in the individual graphs for each NEO.

The “Target” amount includes:

(i)	2018 actual base salary paid;
(ii)	2018 target MIP (prorated for Mr. Landau);
(iii)	the target value of the 2016-2018 PSP granted in 2016 (prorated for Mr. Landau);
(iv)	the target value of the RSA grants that vested during 2018; and
(v)	for Ms. Slater, the actual amount of 2018 make-whole cash payments for forfeited Weyerhaeuser LTI awards.

The “Actual” amount represents what we believe is the appropriate way to illustrate 2018 actual pay earned, and includes:

(i)	2018 actual base salary paid;
(ii)	2018 MIP paid in February 2019;
(iii)	the actual value of the 2016-2018 PSP paid (including reinvested dividends) in February 2019;
(iv)	the actual value of the RSA grants that vested (including reinvested dividends) during 2018; and
(v)	for Ms. Slater, the actual amount of 2018 make-whole cash payments for forfeited Weyerhaeuser LTI awards.

In comparing the following charts to the Summary Compensation Table, you will see the value shown for the “equity awards” differs. Equity awards granted in 2018 are shown in the Summary Compensation Table, while the following charts show PSP awards valued and paid in 2019 for performance periods ending in 2018 (and RSA grants that vested during 2018). The equity awards for the 2016-2018 PSP in the following charts were valued based on the closing price ($45.99) of the Company’s common stock on February 8, 2019, which is the trading day immediately preceding the date the MDCC approved payout of the 2016-2018 PSP award.

66	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Mark S. Sutton Chairman of the Board and Chief Executive Officer

Mark Sutton has 34 years of service with the Company and was appointed CEO effective November 2014 and Chairman of the Board effective January 2015. Mr. Sutton served as President and Chief Operating Officer from June through October 2014, prior to which he was Senior Vice President, Industrial Packaging, a role he assumed in November 2011. Prior to that role, he led our Printing and Communication Papers business since January 2010. He previously served as Senior Vice President – Supply Chain from March 2008 through 2009, Vice President – Supply Chain from June 2007 through February 2008, and Vice President – Strategic Planning from January 2005 through May 2007.

2018 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2018 Base Salary	$1,433,333 (incorporates 7.4% increase effective March 2018)	Mr. Sutton received a salary adjustment recognizing his strong performance and to bring him in closer alignment with the market median.
2018 MIP Award	$3,364,700 (154.7% Company performance achievement)	Mr. Sutton’s MIP payment was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage.
2016-2018 PSP Payout	258,261 shares, including reinvested dividends (valued at $11,877,444, including a fractional share)	PSP payout of 122.5% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Sutton’s 2018 actual compensation paid against targeted compensation amounts.

Target LTI is based on 188,782 target shares valued at $37.08, using the 20-day average stock price as of December 31, 2015.

Actual LTI is based on 258,261 shares, which includes the original target shares plus reinvested dividends, multiplied by 122.5% performance achievement and valued at $45.99, IP’s closing share price on February 8, 2019.

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Compensation Discussion & Analysis (“CD&A”)

Timothy S. Nicholls Senior Vice President and Chief Financial Officer

Tim Nicholls has 27 years of service with the Company and was appointed CFO effective June 2018, a position he previously held from December 2007 through November 2011. In addition to his role in finance, Mr. Nicholls also has oversight for the Company’s information technology group. He previously served as Senior Vice President – Industrial Packaging the Americas, a position he held since November 2014, immediately prior to which he served as Senior Vice President – Printing & Communications Papers the Americas from November 2011. In 1991, he joined Union Camp Corporation, which was acquired by the Company in 1999.

2018 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2018 Base Salary	$730,000 (incorporates 5.6% increase effective July 2018)	Mr. Nicholls’s base salary increase reflected his appointment to a new role.
2018 MIP Award	$1,100,200 (158.3% combined Company and individual performance achievement)
Mr. Nicholls’s MIP payment was modified upward based on individual performance, which reflected his assumption of the role of CFO and management of a smooth and rapid transition of the associated responsibilities.

2016-2018 PSP Payout	73,789 shares, including reinvested dividends (valued at $3,393,574, including a fractional share)	PSP payout of 122.5% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.
2014 Restricted Stock Award	23,030 shares vested on August 1, 2018, representing 100% of his 2014 grant, including reinvested dividends (valued at $1,237,402)	This RSA grant of 20,000 shares was made on August 1, 2014, for the purpose of recognizing service, commitment and execution of key initiatives, and the shares vested on August 1, 2018.

The chart below compares Mr. Nicholls’s 2018 actual compensation paid against targeted compensation amounts.

Target LTI is based on 53,938 target shares valued at $37.08 using the 20-day average stock price as of December 31, 2015.

Actual LTI is based on 73,789 shares, which includes the original target shares plus reinvested dividends, multiplied by 122.5% performance achievement and valued at $45.99, IP’s closing share price on February, 8 2019.

68	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Glenn R. Landau Former Senior Vice President and Chief Financial Officer

Glenn Landau left the Company effective July 31, 2018, after more than 27 years of service. Mr. Landau had served as CFO since February 2017. Prior to becoming CFO, he served as Senior Vice President & President of IP Latin America from 2013 to 2017 (elected SVP in November 2014), with overall responsibility for the Company’s paper and packaging businesses in Brazil as well as the strategic direction for South America. Prior to that role, he served as Vice President of Investor Relations from 2011 through 2013. Previously, he held positions of increasing responsibility in the Company’s U.S. container and European container businesses.

2018 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2018 Base Salary	$451,348 (incorporates 12.5% increase effective March 2018)
Mr. Landau’s base salary increase better aligned his pay with comparable positions within our CCG companies. The amount shown reflects base salary paid to Mr. Landau prior to his departure from the Company, effective July 31, 2018, as well as $70,098 of cash paid in lieu of vacation upon his departure.

2018 MIP Award	$577,500 (154.7% Company performance achievement)
Mr. Landau’s MIP payment was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage, and was prorated to reflect his departure effective July 31, 2018.

2016-2018 PSP Payout	20,651 shares, including reinvested dividends (valued at $949,737, including a fractional share)
PSP payout of 122.5% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4, and was prorated to reflect his departure effective July 31, 2018.

The chart below compares Mr. Landau’s 2018 actual compensation paid against targeted compensation amounts.

Target LTI is based on 15,095 prorated target shares valued at $37.08 using the 20-day average stock price as of December 31, 2015.

Actual LTI is based on 20,651 shares, which includes the original target shares plus reinvested dividends, multiplied by 122.5% performance achievement and valued at $45.99, IP’s closing share price on February 8, 2019.

Upon his departure from the Company effective July 31, 2018, Mr. Landau received severance in the aggregate amount of $747,423 (including $20,500 intended for payment of COBRA insurance), which amount is within the limits set forth in the Board’s 2005 Policy on Severance Agreements with Senior Officers and is reflected in the Summary Compensation Table for 2018.

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Compensation Discussion & Analysis (“CD&A”)

Catherine I. Slater Senior Vice President – Global Cellulose Fibers and IP Asia

Cathy Slater joined the Company as a senior vice president from Weyerhaeuser Company in December 2016, effective with the completion of the acquisition of Weyerhaeuser’s cellulose fibers business, which she previously led. In June 2018, Ms. Slater was appointed as the Company’s Senior Vice President – Global Cellulose Fibers and IP Asia. She previously served as Senior Vice President – Consumer Packaging, with responsibility for the Company’s Coated Paperboard and Foodservice businesses, from the time she joined the Company until those businesses were transferred to a subsidiary of Graphic Packaging Holding Company at the beginning of 2018. Her 24-year career with Weyerhaeuser included leadership roles in manufacturing, printing papers, consumer products, wood products and the cellulose fibers business.

2018 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2018 Base Salary	$610,000 (incorporates 3.3% increase effective July 2018)	Ms. Slater’s base salary increase reflected her appointment to a new role.
2018 MIP Award	$745,800 (147.0% combined Company and individual performance achievement)
Ms. Slater’s MIP payment was modified downward, reflecting a temporary setback in fluff pulp volume at the Global Cellulose Fibers business resulting from incomplete execution of a mix improvement plan that was initiated in late 2018.

2016 Restricted Stock Award	8,754 shares vested on December 1, 2018, representing 33% of her 2016 grant, including reinvested dividends (valued at $404,335)	This RSA grant of 24,631 shares was made December 1, 2016, for recruitment and retention purposes, and vests ratably over the three-year period ending December 1, 2019.
Make-Whole Cash Payments for Forfeited Weyerhaeuser LTI Awards	$1,341,537
Ms. Slater received these cash payments in 2018 to compensate her for the loss of portions of Weyerhaeuser equity grants that were (i) awarded in 2014, 2015 and 2016 under Weyerhaeuser’s long-term equity incentive plan, (ii) scheduled to vest in 2018, and (iii) forfeited as a result of the Company’s acquisition of Weyerhaeuser’s pulp business, effective December 1, 2016. These “make-whole” payments are being provided to all similarly situated employees of the acquired business.

For more information, see footnote (2) to Summary Compensation Table.

The chart below compares Ms. Slater’s 2018 actual compensation paid against targeted compensation amounts.

Ms. Slater did not receive a 2016-2018 PSP grant, as she was employed by Weyerhaeuser, not the Company.

70	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Sharon R. Ryan Senior Vice President, General Counsel and Corporate Secretary

Sharon Ryan has over 30 years of service with the Company. Ms. Ryan was appointed to the position of Senior Vice President, General Counsel and Corporate Secretary in November 2011, following her service as Acting General Counsel and Corporate Secretary since May 2011 and Vice President since February 2011. Ms. Ryan previously served in a variety of legal roles, including as Chief Ethics and Compliance Officer (beginning in 2009), Associate General Counsel – Corporate Law, and General Counsel of various business divisions within the Company.

2018 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2018 Base Salary	$617,000 (incorporates 3.0% increase effective March 2018)	Ms. Ryan’s base salary increase better aligned her pay with comparable positions within our CCG companies.
2018 MIP Award	$804,100 (162.4% combined Company and individual performance achievement)
Ms. Ryan’s MIP payment was modified upward based on individual performance, which reflected her role in director succession planning and Board refreshment efforts, ensuring the highest standards of ethics and compliance, and fostering diversity and inclusion.

2016-2018 PSP Payout	55,343 shares, including reinvested dividends (valued at $2,545,212, including a fractional share)	PSP payout of 122.5% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Ms. Ryan’s 2018 actual compensation paid against targeted compensation amounts.

Target LTI is based on 40,454 target shares valued at $37.08 using the 20-day average stock price as of December 31, 2015.

Actual LTI is based on 55,343 shares, which includes the original target shares plus reinvested dividends, multiplied by 122.5% performance achievement and valued at $45.99, IP’s closing share price on February 8, 2019.

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Compensation Discussion & Analysis (“CD&A”)

Jean Michel Ribieras Senior Vice President – Industrial Packaging the Americas

Jean-Michel Ribieras has over 25 years of service with the Company. He has served as Senior Vice President – Industrial Packaging the Americas since June 2018. He previously served as Senior Vice President – Global Cellulose Fibers from July 2016 through June 2018 and led the integration of Weyerhaeuser’s cellulose fibers business with International Paper’s pulp business. Prior to that role, he served as Senior Vice President & President, IP Europe, Middle East, Africa & Russia from 2013 until June 2016, and Vice President & President – IP Latin America from 2009 until 2013. He previously held a variety of roles of increasing responsibility at the Company in Europe and in the United States, including Vice President of European Papers from 2002 to 2004 and Vice President of the Company’s pulp and Converting Papers businesses from 2005 to 2009.

2018 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2018 Base Salary	$630,000 (incorporates 25.0% increase effective July 2018)	Mr. Ribieras’s base salary increase reflected his appointment to a new role.
2018 MIP Award	$810,600 (154.7% Company performance achievement)	Mr. Ribieras’s MIP payment was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage.
2016-2018 PSP Payout	39,923 shares, including reinvested dividends (valued at $1,836,049, including a fractional share)	PSP payout of 122.5% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.
2014 Restricted Stock Award	11,667 shares vested on December 31, 2018, representing 100% of his 2014 grant, including reinvested dividends (valued at $464,460)	This RSA grant of 10,000 shares was made on November 1, 2014, for the purposes of recognition and retention, and the shares vested on December 31, 2018.

The chart below compares Mr. Ribieras’s 2018 actual compensation paid against targeted compensation amounts.

Target LTI is based on 29,217 target shares valued at $37.08 using the 20-day average stock price as of December 31, 2015.

Actual LTI is based on 39,923 shares, which includes the original target shares plus reinvested dividends, multiplied by 122.5% performance achievement and valued at $45.99, IP’s closing share price on February 8, 2019.

72	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Other Governance- and Compensation-Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies strictly prohibit our SLT and Board members (as well as our corporate controller) from holding Company securities in a margin account or pledging them as collateral for a loan and prohibit all Company officers and Board members from engaging in any of the following short-term or speculative transactions involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; and hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

Officer Stock Ownership and Retention Requirements

All of our officers are expected to own shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Current Ownership Requirement
Chief Executive Officer	6x base pay
Senior Vice President	3x base pay
Vice President	1.5x base pay*
*	Increased from 1x, effective April 1, 2019.

The following are counted toward meeting the ownership requirement: freely held shares (whether purchased on open market or fully earned through Company plan or program); “beneficial” shares held indirectly by a trust or family member; and share equivalents held in the Salaried Savings Plan and Deferred Compensation Savings Plan. However, unvested restricted shares (e.g., PSP awards and RSAs) are not counted toward meeting the ownership requirement.

Officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program, such as shares paid out under the PSP and vested RSA shares, until their ownership requirements are satisfied. SLT stock ownership is reviewed annually by the MDCC to assure compliance. As of our last annual evaluation, all SLT members were in compliance with our policy.

Board Policy on Personal Use of Company Aircraft

The Board encourages the CEO to use Company aircraft for business continuity and efficiency purposes, where appropriate. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is authorized to use the Company aircraft for personal travel and is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. The value of such use is imputed income to him, and is not grossed up for taxes.

Clawback or Forfeiture of Incentive Awards

Both MIP and PSP awards are subject to a clawback provision contained in our plan documents. Under this clawback provision, if the Company’s financial statements are restated as a result of errors, omission, or fraud, the MDCC may, at its discretion, based on the facts and circumstances surrounding the restatement, require some or all participants to return all or a portion of their awards to the Company. In addition, both MIP and PSP awards may be forfeited in the event a participant engages in conduct that is detrimental to the business interest or reputation of the Company. Additionally, an SLT member who does not provide one-year’s notice of retirement may forfeit his or her MIP and PSP awards.

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Compensation Discussion & Analysis (“CD&A”)

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company, including our SLT, to prohibit such leaders from engaging in certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Board Policy on (Non-CIC) Severance Agreements with Senior Officers

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other executive officer must be approved by the MDCC. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, the supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times base salary plus target MIP for the year in which the termination occurs. Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Prohibition on Repricing

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. The Company discontinued granting stock options in 2005 and all outstanding stock options expired in 2015.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants to coordinate with the release of material non-public information. Annual equity grants (including pro rata grants for promotions and employees hired in the prior year) under the PSP are approved at the MDCC’s meeting in December. Having a predetermined annual grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. Service-based restricted stock awards are used from time to time, and may be granted anytime during the year by our Senior Vice President, Human Resources (as delegated by the Board), within parameters approved by the MDCC. An award to an SLT member requires approval by the MDCC (or by the Board for an award to the CEO).

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.”

However, the exemption for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. On August 21, 2018, the Internal Revenue Service issued initial guidance on certain aspects of new Section 162(m), effective for any taxable year ending on or after September 10, 2018. The Internal Revenue Service also indicated that it anticipates issuing further guidance on new Section 162(m) in the form of proposed regulations and requested additional comments from the public. Given the absence of any proposed or final regulations at this time, the MDCC will continue to monitor developments in this regard. The MDCC continues to have the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company.

Accounting for Stock-Based Compensation

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

74	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Additional Information About Our Executive Compensation

The following tables in this Section provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows base salary, stock awards under our PSP and, if applicable, RSA program, cash awards under our MIP, the change in pension value, and all other compensation to our NEOs for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark S. Sutton	2018	1,433,333	—	9,821,775	3,364,700	7,078,438	212,891	21,911,137
CEO & Chairman of the Board	2017	1,325,000	—	8,717,030	2,099,900	7,120,740	179,069	19,441,739
(Principal Executive Officer)	2016	1,200,000	—	6,867,889	1,296,000	3,750,758	185,661	13,300,308
Timothy S. Nicholls	2018	730,000	—	2,537,923	1,100,200	759,616	66,463	5,194,202
Senior Vice President	2017	710,000	—	2,141,921	663,700	1,392,396	64,376	4,972,393
and Chief Financial Officer	2016	710,000	—	1,962,264	460,800	1,000,639	64,546	4,198,249
(Principal Financial Officer)(7)
Glenn R. Landau	2018	451,348	—	2,030,364	577,500	—	798,384	3,857,596
Former Senior Vice President	2017	600,000	—	1,743,417	560,000	1,066,989	63,850	4,034,256
and Chief Financial Officer
(Principal Financial
Officer until June 20, 2018)(8)
Catherine I. Slater	2018	610,000	1,341,537	1,116,719	745,800	245,274	23,095	4,082,425
Senior Vice President –
Global Cellulose Fibers and IP Asia
Sharon R. Ryan	2018	617,000	—	1,776,552	804,100	429,319	60,316	3,687,287
Senior Vice President, General	2017	602,000	—	1,743,417	499,800	1,622,355	51,219	4,518,791
Counsel & Corporate Secretary	2016	602,000	—	1,471,717	346,800	1,102,136	56,543	3,579,196
Jean-Michel Ribieras	2018	630,000	—	1,218,256	810,600	426,230	247,192	3,332,278
Senior Vice President – Industrial	2017	550,000	25,000	1,228,218	501,700	597,191	50,159	2,952,268
Packaging the Americas	2016	487,503	—	1,030,209	237,200	271,702	251,018	2,277,632
(1)	Mr. Landau’s salary includes $70,098 of cash paid in lieu of accrued but unpaid vacation upon his departure from the Company.
(2)	Ms. Slater received these cash payments in 2018 to compensate her for the loss of portions of Weyerhaeuser equity grants that were (i) awarded in 2014, 2015 and 2016 under Weyerhaeuser’s long-term equity incentive plan, (ii) scheduled to vest in 2018, and (iii) forfeited as a result of the Company’s acquisition of Weyerhaeuser’s pulp business, effective December 1, 2016. These “make-whole” payments are being provided to all employees of the acquired business who participated in Weyerhaeuser’s incentive compensation plans and forfeited a portion of their outstanding awards as a result of the acquisition and their resulting involuntary termination from Weyerhaeuser. The payments are based on the “intended value” at the time of grant, which means using the value of the awards at the time of grant and assuming target performance. The payments are being made according to the original vesting schedule of the employee’s award provided the employee is still employed by the Company on the date of the respective payment. Mr. Ribieras received this cash payment, known as a CEO Award, in February 2018 to reward his leadership during 2017 of the highly successful Global Cellulose Fibers integration.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards under our PSP and RSA programs granted to the NEO during each year, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values for the 2018 fiscal year may be found in Note 20 to our audited financial statements beginning on page 78 of our 2018 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 20, 2019. The value shown for 2018 includes the aggregate grant date fair value of each NEO’s 2018-2020 PSP award. The maximum value of the 2018-2020 PSP awards based on achieving maximum Company performance is as follows: Mr. Sutton: $19,643,550; Mr. Nicholls: $5,075,846; Mr. Landau: $4,060,727; Ms. Ryan: $3,553,105; Ms. Slater: $2,233,438; and Mr. Ribieras: $2,436,513. Mr. Landau forfeited the following number of share units due to his departure from the Company during 2018: 25,724.
(4)	Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year.

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Compensation Discussion & Analysis (“CD&A”)

(5)	Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the “Pension Benefits in 2018” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from, among other things, additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement, and changes in mortality rate assumptions. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate, which increased by 70 basis points from the prior year, is based on economic conditions at year end. The assumed SERP lump sum interest rate also increased from the prior year with the level of increase varying based on each SERP participant’s lock-in rate. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit. The actual change in pension value for Mr. Landau was a decrease of $1,393,758.
(6)	A breakdown of the “All Other Compensation” amounts for 2018 is shown in the following table:

Name	Company Matching Contribution ($)(a)	Group Life Insurance ($)(b)	ESIP ($)(c)	Corporate Aircraft ($)(d)	Company Matching Gift ($)(e)	Medical Coverage Transition Payment ($)(f)	Amount Related to Overseas Assignment ($)(g)	Severance Payments ($)(h)	Total ($)(i)
M. S. Sutton	70,720	7,224	53,647	75,000	6,300	—	—	—	212,891
T. S. Nicholls	36,960	3,679	16,219	—	9,605	—	—	—	66,463
G. R. Landau	46,300	3,339	—	—	—	—	1,322	747,423	798,384
C. I. Slater	15,120	2,306	—	—	3,600	2,069	—	—	23,095
S. R. Ryan	55,526	3,110	—	—	1,680	—	—	—	60,316
JM Ribieras	57,442	3,175	—	—	6,300	—	180,275	—	247,192
(a)	Represents the Company match to the NEO’s contribution to the Salaried Savings Plan, Retiree Medical Savings Program and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table.
(b)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.
(c)	Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”).
(d)	Represents the aggregate incremental cost to the Company of Mr. Sutton’s personal travel on Company aircraft. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. For 2018, this reimbursable amount was $19,930. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Sutton. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Sutton’s income the value of personal use of the aircraft in accordance with IRS regulations, minus any amounts he reimbursed during the calendar year. Mr. Sutton receives no tax gross-up on this imputed income.
(e)	Represents the Company’s 60-percent match of each NEO’s donation to the United Way of America as part of a Company-wide campaign.
(f)	Represents the amount paid by the Company to Ms. Slater to offset the increased cost of medical coverage at the Company compared with Weyerhaeuser. These payments were provided through the end of 2018 to all employees of the acquired business who moved from Weyerhaeuser medical coverage to Company medical coverage.
(g)	Represents standard amounts paid under our Global Mobility Policy for expatriates. Messrs. Landau and Ribieras participated in the program when they were based in Brazil and Belgium, respectively. Although they moved to the U.S. prior to 2018, certain benefits and payments related to those prior overseas assignments, primarily foreign tax equalization, were paid in 2018.
(h)	Represents amounts paid to Mr. Landau for severance when he left the Company, which amounts are within the limits set forth in the Board’s 2005 Policy on Severance Agreements with Senior Officers.
(i)	Represents the sum of columns (a) through (h).
(7)	Mr. Nicholls was appointed Senior Vice President and Chief Financial Officer of the Company, effective June 20, 2018.
(8)	Mr. Landau left the Company effective July 31, 2018, and served as the Company’s Principal Financial Officer through June 20, 2018.

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Compensation Discussion & Analysis (“CD&A”)

Other Grants of Plan-Based Awards During 2018

The table below shows payout ranges for our NEOs under the 2018 MIP and 2018-2020 PSP, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Committee Action Date(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
M. S. Sutton			163,125	2,175,000	4,350,000
	12/11/2017	1/1/2018				19,310	154,479	308,958	9,821,775
T. S. Nicholls			52,125	695,000	1,390,000
	12/11/2017	1/1/2018				4,990	39,917	79,834	2,537,923
G. R. Landau			27,998	373,300	746,600
	12/11/2017	1/1/2018				3,992	31,934	63,868	2,030,364
C.I. Slater			38,063	507,500	1,015,000
	12/11/2017	1/1/2018				2,196	17,564	35,128	1,116,719
S. R. Ryan			37,125	495,000	990,000
	12/11/2017	1/1/2018				3,493	27,942	55,884	1,776,552
JM Ribieras			39,300	524,000	1,048,000
	12/11/2017	1/1/2018				2,395	19,161	38,322	1,218,256
(1)	The 2018-2020 PSP grant was approved by the MDCC for all NEOs (except Mr. Sutton, whose grant was approved by the full Board) at its December 2017 meeting, effective the first day of the following calendar year.
(2)	Mr. Landau forfeited 25,724 share units due to his departure from the Company during 2018.
(3)	The amounts shown in this column reflect the grant date fair value of the PSP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2018 for such awards (i.e., 100 percent of target), as explained in further detail in the narrative following this table.

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2018 MIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column was the amount that would have been paid under the 2018 MIP if the Company had achieved only the minimum performance level required in the following performance metrics: absolute Revenue, absolute Cash Conversion, and absolute Adjusted EBITDA. Since absolute Revenue is weighted at 15 percent, a threshold payout at 15 percent would result in weighted performance achievement of 7.5 percent (or one-half of 15 percent). Minimum performance in at least one objective is required to fund an MIP award pool.

The amount shown in the “Maximum” column was the possible payout for each NEO based on maximum Company performance achievement of 200 percent.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2018-2020 PSP.

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved only the minimum performance level required in the following performance metrics: absolute Adjusted ROIC and relative TSR. Since relative TSR is weighted at 50 percent, a threshold payout at 25 percent would result in weighted performance achievement of 12.5 percent (or one-half of 25 percent).

The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 200 percent.

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Compensation Discussion & Analysis (“CD&A”)

Grant Date Fair Value of Stock Awards

The amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2018-2020 PSP computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2018 for such awards (i.e., 100 percent of target). For the absolute Adjusted ROIC component of the awards, the grant date fair value is based on the closing price of our common stock on the trading day immediately preceding the grant date. Valuing Relative TSR is more complicated because the value must take into account the probable payout of the 2018-2020 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROIC Peer Groups; and (2) the value of the PSP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the payment.

Outstanding Equity Awards at December 31, 2018

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2018.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(1)
M. S. Sutton	548,431	(2)	22,134,675
T. S. Nicholls	145,225	(3)	5,861,281
G. R. Landau	42,014	(4)	1,695,685
C. I. Slater	49,469	(5)	1,996,569
S. R. Ryan	109,633	(6)	4,424,788
JM Ribieras	76,789	(7)	3,099,204
(1)	The market value is calculated based on the closing price of our common stock on December 31, 2018, of $40.36.
(2)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2018: (i) 188,782 units awarded under the 2016-2018 PSP, (ii) 165,064 units awarded under the 2017-2019 PSP, (iii) 154,479 units awarded under the 2018-2020 PSP, and (iv) 40,106 reinvested dividends on those units.
(3)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2018: (i) 53,938 units awarded under the 2016-2018 PSP, (ii) 40,559 units awarded under the 2017-2019 PSP, (iii) 39,917 units awarded under the 2018-2020 PSP, and (iv) 10,811 reinvested dividends on those units.
(4)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2018: (i) 16,522 units awarded under the 2016-2018 PSP, (ii) 18,337 units awarded under the 2017-2019 PSP, (iii) 6,317 units awarded under the 2018-2020 PSP, and (iv) 838 reinvested dividends on those units.
(5)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2018: (i) 20,751 units awarded under the 2017-2019 PSP, (ii) 17,564 units awarded under the 2018-2020 PSP, (iii) 2,200 reinvested dividends on those units, and (iv) 8,954 shares (including reinvested dividends) related to a restricted stock award that vests on December 1, 2019.
(6)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2018: (i) 40,454 units awarded under the 2016-2018 PSP, (ii) 33,013 units awarded under the 2017-2019 PSP, (iii) 27,942 units awarded under the 2018-2020 PSP, and (iv) 8,224 reinvested dividends on those units.
(7)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2018: (i) 29,217 units awarded under the 2016-2018 PSP, (ii) 22,638 units awarded under the 2017-2019 PSP, (iii) 19,161 units awarded under the 2018-2020 PSP, and (iv) 5,773 reinvested dividends on those units.

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Compensation Discussion & Analysis (“CD&A”)

Stock Vested in 2018

The following table shows the value received upon the vesting in 2018 of shares previously awarded under our PSP and restricted stock programs as described in our CD&A.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M. S. Sutton	104,458	5,974,998
T. S. Nicholls	49,846	2,944,593
G. R. Landau	9,700	554,840
C. I. Slater	8,754	404,335
S. R. Ryan	22,385	1,280,422
JM Ribieras	27,336	2,171,651
(1)	Amounts shown represent shares (including shares acquired in respect of reinvested dividends) under the PSP awards that vested on February 12, 2018. Mr. Nicholls’s, Mr. Ribieras’s and Ms. Slater’s amounts include 23,030, 11,667 and 8,754 shares, respectively, relating to restricted stock awards that vested on August 1, 2018, December 31, 2018 and December 1, 2018, respectively.
(2)	Amounts shown represent the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $57.20 for each PSP share; and $53.73 for Mr. Nicholls’s restricted stock award, $39.81 for Mr. Ribieras’s restricted stock award and $46.19 for Ms. Slater’s restricted stock award.

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Compensation Discussion & Analysis (“CD&A”)

Pension Benefits in 2018

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2017 and December 31, 2018. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2018.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula. Mr. Sutton, Mr. Nicholls and Ms. Ryan are also eligible for a benefit calculated under the SERP formula. We amended the SERP to comply with IRC Section 409A, effective January 1, 2008. As amended, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP. Mr. Landau, Ms. Slater and Mr. Ribieras are not eligible for a SERP benefit as they did not meet the eligibility requirements prior to the date the SERP was closed to new participants, on January 1, 2012.

Name	Plan Name	Number of Years of Credited Service in 2018 (#)	12/31/2017 Present Value of Accumulated Benefit ($)(1)	12/31/2018 Present Value of Accumulated Benefit ($)(2)
M. S. Sutton	Retirement Plan	34.58	1,788,518	1,740,899
	Pension Restoration Plan	34.58	1,123,079	1,045,245
	SERP	34.58	19,337,469	26,541,360
	Total		22,249,066	29,327,504
T. S. Nicholls	Retirement Plan	27.25	1,371,550	1,345,969
	Pension Restoration Plan	27.25	722,698	672,612
	SERP	27.25	7,215,469	8,050,752
	Total		9,309,717	10,069,333
G. R. Landau	Retirement Plan	27.08	1,114,102	785,113
	Pension Restoration Plan	27.08	2,203,483	1,138,714
	SERP	—	—	—
	Total		3,317,585	1,923,827
C. I. Slater	Retirement Plan	2.08	56,979	101,238
	Pension Restoration Plan	2.08	212,639	413,654
	SERP	—	—	—
	Total		269,618	514,892
S. R. Ryan	Retirement Plan	30.50	1,770,511	1,752,447
	Pension Restoration Plan	30.50	832,412	784,610
	SERP	30.50	6,072,212	6,567,397
	Total		8,675,135	9,104,454
JM Ribieras	Retirement Plan	13.83	638,393	646,491
	Pension Restoration Plan	13.83	1,454,493	1,872,625
	SERP	—	—	—
	Total		2,092,886	2,519,116
(1)	The calculation of the present value of accumulated benefits as of December 31, 2017, assumes a discount rate of 3.60 percent for annuity payments and deferral periods and 1.10 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.
(2)	The calculation of the present value of accumulated benefits as of December 31, 2018, assumes a discount rate of 4.30 percent for annuity payments and deferral periods. Lump sum payment calculations are based on the lower of the December 2018 municipal bond rate of 2.59 percent, or the locked-in rate elected by the NEO, if applicable. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

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Compensation Discussion & Analysis (“CD&A”)

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Salaried Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs, except Ms. Slater, were hired prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan. Ms. Slater is eligible to participate in the Retirement Plan because she was hired by Weyerhaeuser on or before December 1, 2011, and participating in Weyerhaeuser’s salaried pension plan on December 1, 2016, the date of the Company’s acquisition of Weyerhaeuser’s pulp business. All similarly situated employees of the acquired business were allowed to participate and begin accruing a benefit under the Retirement Plan as of December 1, 2016.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs, except Ms. Slater, were hired prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan. Ms. Slater is eligible to participate in the Pension Restoration Plan because she was hired by Weyerhaeuser on or before December 1, 2011, and participating in Weyerhaeuser’s salaried pension plan on December 1, 2016, the date of the Company’s acquisition of Weyerhaeuser’s pulp business. All similarly situated employees of the acquired business were allowed to participate and begin accruing a benefit under the Pension Restoration Plan as of December 1, 2016.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives, including the NEOs (other than Mr. Landau, Ms. Slater and Mr. Ribieras). The SERP was closed to new participants effective January 1, 2012. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

A participant who has announced retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock in. All NEOs who are eligible for a SERP benefit have locked in the discount rate under this provision.

Policies with Regard to Granting Additional Years of Service

Our change-in-control agreements described elsewhere in this proxy statement provide additional years of age and service to be added to the calculation of retirement benefits in the event of a qualifying termination of each NEO’s employment following a change-in-control. The change-in-control agreements for Mr. Sutton, Mr. Nicholls and Ms. Ryan provide three additional years of age and service. The change-in-control agreements for Ms. Slater and Mr. Ribieras provide two additional years of age and service.

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Compensation Discussion & Analysis (“CD&A”)

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service. All NEOs are eligible for early retirement; their benefit would be reduced based on age and years of service.

Pension Change

In February 2014, the MDCC approved changes to the Retirement Plan, the Pension Restoration Plan and the SERP such that credited service and compensation were capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions.

Non-Qualified Deferred Compensation in 2018

The following table shows contributions in 2018 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2018.

The account balance includes amounts deferred by the NEO in December 2018, which were actually credited to his or her account in January 2019.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
M. S. Sutton	96,667	58,000	(60,634)	—	2,329,024
T. S. Nicholls	55,050	29,360	(126,708)	—	1,158,688
G. R. Landau	69,625	33,420	(95,211)	—	1,101,123
C. I. Slater	—	—	—	—	—
S. R. Ryan	67,344	40,406	(421,590)	—	1,323,405
JM Ribieras	79,353	42,322	(36,733)	—	1,076,590
(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for 2018 for each NEO.
(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2018 for each NEO.
(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”
(4)	Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Sutton: $441,203 was included for the periods of 2011 and 2013-2017; Mr. Nicholls: $432,370 was included for the period 2010-2017; Mr. Landau: $59,820 was included for the period of 2017; Ms. Ryan: $172,280 was included for the periods of 2012 and 2016-2017; Mr. Ribieras: $32,516 was included for the period of 2014.

Narrative to Non-Qualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation.

For 2018, NEO contribution amounts were as follows: Mr. Sutton contributed 8% of base salary, Mr. Nicholls contributed 9% of his base salary, Mr. Landau contributed 10% of all eligible cash compensation, Ms. Slater contributed 0% of all eligible cash compensation, Ms. Ryan contributed 8% of all eligible cash compensation, and Mr. Ribieras contributed 9% of all eligible cash compensation. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above, are based on the individual participant’s investment elections.

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Compensation Discussion & Analysis (“CD&A”)

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death, disability or through an in-service distribution at a date elected during the initial enrollment period. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide the following disability benefits:

●	Long-term disability income benefit equal to 60 percent of base salary plus the employee’s average MIP during the last three calendar years; and
●	Continuation of medical and life insurance coverage.

The Company provides the same benefits to the beneficiary of an SLT member (including a NEO) upon death as are available to our U.S. salaried employees, with two additional benefits:

●	Executive supplemental life insurance, which is described earlier in this section 7 of this proxy statement. This benefit was closed to new participants effective January 1, 2008, and thus eight SLT members (including three active NEOs) do not have this benefit; and
●	If the SLT member is eligible for the SERP and has completed five years of vesting service at the time of death, an amount equal to 50% of the SLT member’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards also become vested upon death or disability.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2018.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)	Vesting of Equity ($)(3)
M. S. Sutton	115,604	69,409	185,013	27,894,225	5,615,045
T. S. Nicholls	89,379	44,665	134,044	8,461,115	1,407,111
C. I. Slater	6,247	25,525	31,772	—	680,026
S. R. Ryan	111,668	49,996	161,664	6,522,358	1,081,809
JM Ribieras	42,546	123,239	165,785	—	741,817
(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2018.
(2)	Lump sum payment calculations are based on the lower of the December 2018 municipal bond rate of 2.59 percent, or the locked-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” table.
(3)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2018, of the prorated portions of the 2017-2019 PSP and 2018-2020 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2016-2018 PSP award, which has a performance period ending on December 31, 2018, which is not shown here because it would have already vested.

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Compensation Discussion & Analysis (“CD&A”)

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs in the event of involuntary termination without cause, including earned pension amounts not payable as a result of the termination, assuming that the termination occurred at the end of 2018.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
M. S. Sutton	35	5,662,393	27,894,225	33,556,618	5,615,045	151,480	185,013
T. S. Nicholls	28	2,057,892	8,461,115	10,519,007	1,407,111	81,480	134,044
C. I. Slater	27	1,513,646	—	1,513,646	680,026	68,480	31,772
S. R. Ryan	31	1,691,177	6,522,358	8,213,535	1,081,809	68,480	161,664
JM Ribieras	26	1,650,600	—	1,650,600	741,817	76,480	165,785
(1)	The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2019 earned vacation pay; and (iii) MIP award for 2018. We do not gross-up standard severance benefits.
(2)	Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” table above.
(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2018, of the prorated portions of the 2017-2019 PSP and 2018-2020 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2016-2018 PSP award, which has a performance period ending on December 31, 2018, which is not shown here because it would have already vested.
(5)	Amounts shown in this column reflect the cost of (i) six months of continued dental and Employee Assistance Program coverage and (ii) executive outplacement services. Since all NEOs are eligible for early retirement, the amounts also include a $3,000 Health Reimbursement Account contribution made by the Company on behalf of the employee and if applicable, an additional $3,000 for the spouse of the employee.
(6)	Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2018. All NEOs are eligible for Early Retirement as of December 31, 2018.

Potential Payments Upon Involuntary Termination With Cause

An executive officer who is terminated with cause would not be eligible for the severance benefits included in the previous table, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

Name	Years of Credited Service (#)	Unused/Earned Vacation Pay ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Pension Annuity ($)(4)
M. S. Sutton	35	345,770	27,894,225	28,239,995	185,013
T. S. Nicholls	28	150,000	8,461,115	8,611,115	134,044
C. I. Slater	27	124,000	—	124,000	31,772
S. R. Ryan	31	147,846	6,522,358	6,670,204	161,664
JM Ribieras	26	140,000	—	140,000	165,785
(1)	The amounts shown in this column represent unused 2018 vacation pay and 2019 earned vacation pay.
(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP.
(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.
(4)	Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2018. All NEOs were eligible for Early Retirement as of December 31, 2018.

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Compensation Discussion & Analysis (“CD&A”)

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment without cause (including by the NEO for “good reason”) within two years following a change in control of the Company on December 31, 2018.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(4)	TOTAL Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
M. S. Sutton	10,875,000	35,799,280	29,517	46,703,797	13,625,754	60,329,551	185,013
T. S. Nicholls	4,335,000	11,607,692	29,517	15,972,210	3,430,144	19,402,354	134,044
C. I. Slater	2,255,000	1,243,962	19,678	3,518,640	2,618,401	6,137,041	6,247
S. R. Ryan	3,311,930	8,523,445	29,517	11,864,893	2,601,411	14,466,305	161,664
JM Ribieras	2,448,000	3,231,761	19,678	5,699,440	1,783,880	7,483,319	42,546
(1)	Amounts shown in this column reflect a change in control severance payment of multiple of the sum of (i) base salary and (ii) target MIP for 2019, which would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Mr. Sutton, Mr. Nicholls and Ms. Ryan, the severance payment is three times the sum of the amounts described above. For Ms. Ryan, this amount has been reduced to reflect application of the “best net” approach described following this table. For Ms. Slater and Mr. Ribieras, the severance payment is two times the sum of the amounts described above.
(2)	For Mr. Sutton, Mr. Nicholls and Ms. Ryan, the amount shown represents the SERP benefit with an additional three years of age and service. For Ms. Slater and Mr. Ribieras, the amount shown represents the Pension Restoration Plan formula with an additional two years of age and service.
(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment (two years for Ms. Slater and Mr. Ribieras).
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2018, of the vesting of (i) outstanding 2017-2019 PSP awards, including reinvested dividends, based on actual Company performance through December 31, 2017, (ii) outstanding 2018-2020 PSP awards including reinvested dividends, based on target performance, and (iii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2016-2018 PSP award, which has a performance period ending on December 31, 2018, but is not included in the amount shown because it would have already vested.
(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.
(6)	For Mr. Sutton, Mr. Nicholls and Ms. Ryan, the amount shown represents the annual benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2018. For Ms. Slater and Mr. Ribieras, the amount shown represents the annual benefit payable from the Retirement Plan as of December 31, 2018.

Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

The Company has entered into change-in-control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is available only to the SLT, except for those vice presidents grandfathered in the program as of February 2008.

We believe this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As part of its ongoing oversight of this program, the Board modified it in 2010 to eliminate the excise tax gross-up provision, replacing it with a “best net” calculation. Under this “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

●	the net benefit after payment of excise tax by the executive that would be applied, and
●	the net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax.

This comparison will determine the higher “net” benefit payable under the agreement. Benefits are not payable unless an irrevocable release of any employment-related claims is signed. This change reflects a best practice in the marketplace. In no event will the Company pay for excise taxes.

www.internationalpaper.com	85

Compensation Discussion & Analysis (“CD&A”)

In 2013, the MDCC and the Board approved and required our officers to sign amended change-in-control agreements. The new agreements provide for double-trigger acceleration of equity-award vesting upon a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards. Previously, the agreements provided for single-trigger equity-award vesting upon a change in control in all circumstances. The double trigger requires both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

As shown in greater detail in the above table, our change-in-control agreements provide the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment, i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

●	Cash severance payment equal to three times the sum of base salary plus target MIP (two times for Ms. Slater and Mr. Ribieras);
●	Prorated MIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control and the MIP payment has not yet been made);
●	SERP participants will receive their benefit calculated under the SERP that would be paid absent a change in control, but with three additional years of service and age. Ms. Slater and Mr. Ribieras will receive their benefit calculated under the Pension Restoration Plan formula that would be paid absent a change in control, but with two additional years of service and age.
●	Medical and dental insurance for three years (two years for Ms. Slater and Mr. Ribieras); and
●	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

Beginning in 2012, for change-in-control agreements with future non-CEO SLT members, the cash severance payment multiple has been reduced to two times (from three times) the sum of base salary plus target MIP, and the additional years of pension credit and the benefit continuation period have been reduced to two years (from three years).

A “change in control” is defined in our agreements as any of the following events:

●	Acquisition of 30 percent or more of the Company’s stock;
●	Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;
●	Merger or similar business combination;
●	Sale of substantially all of the Company’s assets; or
●	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

●	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;
●	Reduced annual base salary;
●	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;
●	Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;
●	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;
●	Any other termination without sufficient notice; or
●	Relocation more than 50 miles from place of work.

Currently, the following benefits are payable upon a change in control and do not require termination of employment:

86	2019 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

●	Where replacement awards (as defined in the change-in-control agreements) are not provided in substitution for outstanding equity awards upon the change in control, all equity awards vest and become unrestricted, as follows:
	1.	All PSP shares vest and the full value of all PSP awards is paid for all performance periods (including those not yet completed) based on (a) target performance if the change in control occurs during the first year of the performance period, and (b) actual performance measured through the date of the change in control if it occurs on or after the first year of the performance period;
	2.	Service-based restricted stock awards vest and become unrestricted; and

We have offered these limited single-trigger benefits for the purpose of:

●	Maintaining our competitiveness in attracting and retaining executive talent;
●	Ensuring that our executives receive the benefit of their efforts prior to a change in control and are not penalized with a loss of equity compensation; and
●	Further aligning the interests of our executives with our shareowners, since the risk of losing equity compensation could create a conflict of interest for our executives if the Company were pursuing a change-in-control transaction.

In light of the difficulty in determining relative performance achievement in our PSP following a change in control of the Company, we provide for payment of PSP awards as described above. Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

www.internationalpaper.com	87

CEO Pay Ratio

International Paper is one of the world’s leading producers of fiber-based packaging, pulp, and paper, with 52,223 employees in 28 countries (as of October 1, 2018). As expected in a manufacturing business, a significant percentage—approximately 70%—of our employee population is hourly-based employees.

To determine the pay ratio required by Item 402(u) of Regulation S-K, the Company first identified the median employee using our global employee population as of October 1, 2018, which included all global full-time, part-time, temporary, and seasonal employees who were employed (and not on a leave of absence) on that date. We did not exclude any employees from any countries, and we did not make any cost-of-living adjustments in identifying our median employee. We used a consistently applied compensation measure across our global employee population to calculate the median employee compensation. The consistently applied compensation measure we used was “base salary/wages paid,” which we measured from January 1 through September 30, 2018.

Once the median employee was identified, we then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K, and compared it to the total compensation of Mr. Sutton, our Chairman and CEO, as detailed in the Summary Compensation Table for 2018, to arrive at the pay ratio disclosed below.

As noted above, a large segment of our employees is hourly-based, as is our median employee. Our median employee is located in the United States and works in one of our box plants.

●	Our CEO’s 2018 compensation was $21,911,137, of which 32.3% is comprised of a change in pension value of $7,078,438.
●	Our median employee’s 2018 compensation was $61,508, of which only 3.4% is comprised of a change in pension value of $2,123.
●	Our CEO to Median Employee Pay Ratio is 356:1.

Our pension plans were frozen for all salaried employees as of December 31, 2018. Therefore, Mr. Sutton’s actual accrued pension benefit will not change going forward. However, his Change in Pension Value disclosed in the Summary Compensation Table will fluctuate from year-to-year, reflecting annual changes in the underlying discount rates, the mortality tables and his age. For this reason, we have also calculated our pay ratio excluding the change in pension value for both employees and the resulting ratio is: 250:1.

88	2019 Proxy Statement

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 14, 2019, the record date for our 2019 annual meeting.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
BlackRock, Inc.(1)	36,558,928	9.11
The Vanguard Group(2)	31,713,299	7.90
Wellington Management Company, LLP(3)	29,241,348	7.28
State Street Corporation(4)	24,825,317	6.18
(1)	The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10055. We have relied upon information supplied by BlackRock in a Schedule 13G furnished to us reporting information as of December 31, 2018. According to the Schedule 13G, BlackRock had sole voting power over 33,251,849 shares and sole dispositive power over 36,558,928 shares.
(2)	The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G furnished to us reporting information as of December 31, 2018. According to the Schedule 13G, Vanguard had sole voting power over 467,693 shares, shared voting power over 79,723 shares, sole dispositive power over 31,169,786 shares and shared dispositive power over 543,513 shares.
(3)	The address of Wellington Management Company, LLP (“Wellington”) is 280 Congress Street, Boston, MA 02210. We have relied upon information supplied by Wellington in a Schedule 13G furnished to us reporting information as of December 31, 2018. According to the Schedule 13G, Wellington had shared voting power over 8,236,119 shares and shared dispositive power over 29,241,348 shares.
(4)	The address of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street in a Schedule 13G furnished to us reporting information as of December 31, 2018. According to the Schedule 13G, State Street had shared voting power over 23,255,391 and shared dispositive power over 24,821,264 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third-party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

www.internationalpaper.com	89

Ownership of Company Stock

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all of our directors and executive officers as a group, as of March 14, 2019, the record date for our 2019 annual meeting. No amounts are included for outstanding PSP awards that have not yet been paid. Share and unit numbers are rounded.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors
William J. Burns	—	26,566	*
Christopher M. Connor	—	9,574	*
Ahmet C. Dorduncu	20,405	—	*
Ilene S. Gordon	42,019	—	*
Anders Gustafsson	982	—	*
Jacqueline C. Hinman	6,968	—	*
Clinton A. Lewis, Jr.	—	8,777	*
Kathryn D. Sullivan	9,596	—	*
J. Steven Whisler	1,000	117,767	*
Ray G. Young	2,000	30,130	*
Named Executive Officers
Mark S. Sutton	423,264	2,486	*
Timothy S. Nicholls	111,621	4,571	*
Glenn R. Landau (left the Company July 31, 2018)	26,073	—	*
Catherine I. Slater	20,155	—	*
Sharon R. Ryan	84,061	26,583	*
Jean-Michel Ribieras	62,271	1,574	*
All directors and executive officers as a group (20 persons)	1,053,573	271,531	*
*	Indicates less than 1 percent of the class of equity securities.
(1)	Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives.
(2)	Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (#)
Equity compensation plans approved by security holders	—	—	11,944,398
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	11,944,398

90	2019 Proxy Statement

Appendix A – Reconciliations of Non-GAAP Measures

The tables below present reconciliations of our presented non-GAAP financial measures to the most directly comparable previously reported measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

In millions, at December 31	2018	2017
Calculation of Adjusted EBITDA
Earnings from Continuing Operations Before Interest, Income Taxes, Equity Earnings and Cumulative
Effect of Accounting Changes	$2,317	$1,420
Depreciation, amortization and cost of timber harvested	1,328	1,343
Special items	208	491
Non-operating pension expense	494	484
Adjusted EBITDA	$4,347	$3,738

The Company defines and calculates Adjusted ROIC using in the numerator Operating Earnings Before Interest, the most directly comparable GAAP measure to which is Earnings Before Income Taxes and Equity Earnings.

Adjusted ROIC = Operating Earnings Before Interest / Average Invested Capital

Average Invested Capital = Equity adjusted to remove pension-related amounts in OCI, net of taxes + interest-bearing debt

In millions, at December 31	2018
Reconciliation of Operating Earnings Before Net Interest Expense to Net Earnings Before Taxes and Equity Earnings
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$1,781
Add back: Net Interest Expense	536
Add back: Special Items Before Taxes	214
Add back: Non-Operating Pension Expense Before Taxes	494
Operating Earnings Before Interest, Taxes and Equity Earnings	3,025
Tax Rate	25%
Operating Earnings Before Interest and Equity Earnings	2,269
Equity Earnings, Net of Tax	336
Operating Earnings Before Interest	$2,605

www.internationalpaper.com	A-1

©2019 International Paper Company.
All rights reserved. Accent is a registered trademark
of International Paper Company. All other product
and company names are trademarks or registered
trademarks of their respective holders.

Printed on Accent® Opaque Cover Smooth 65lb.
and Accent® Opaque Text Smooth 50lb.

InternationalPaper.com

INTERNATIONAL PAPER COMPANY
C/O COMPUTERSHARE
P.O. BOX 43004
PROVIDENCE, RI 02940-3004

VOTE BY INTERNET - www.proxyvote.com
You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 12, 2019, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 8, 2019. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE 1-800-690-6903
You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 12, 2019, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 8, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 12, 2019. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 8, 2019.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 13, 2019, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone. If you wish to attend the annual meeting and vote the shares in person, please see “How do I attend the annual meeting?” in the proxy statement. Shareowners must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E61479-P18031	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
INTERNATIONAL PAPER COMPANY
The Board of Directors recommends a vote "FOR" each of the nominees listed under Item 1.
Item 1 — Election of Directors (one-year term)		For	Against	Abstain

Nominees:
1a.	William J. Burns	☐	☐	☐
1b.	Christopher M. Connor	☐	☐	☐
1c.	Ahmet C. Dorduncu	☐	☐	☐
1d.	Ilene S. Gordon	☐	☐	☐
1e.	Anders Gustafsson	☐	☐	☐
1f.	Jacqueline C. Hinman	☐	☐	☐
1g.	Clinton A. Lewis, Jr.	☐	☐	☐
1h.	Kathryn D. Sullivan	☐	☐	☐
1i.	Mark S. Sutton	☐	☐	☐
1j.	J. Steven Whisler	☐	☐	☐
1k.	Ray G. Young	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The Board of Directors recommends a vote "FOR" Items 2 & 3.		For	Against	Abstain
Item 2 —	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2019	☐	☐	☐
Item 3 —	A Non-Binding Resolution to Approve the Compensation of the Company’s Named Executive Officers, as Disclosed Under the Heading "Compensation Discussion & Analysis"	☐	☐	☐
The Board of Directors recommends a vote "AGAINST" Item 4.
Item 4 —	Shareowner Proposal to Reduce Special Shareowner Meeting Ownership Threshold to 10 Percent	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/ voting instruction card will be voted FOR all of the nominees in Item 1, FOR the Proposals in Items 2 and 3, and AGAINST Item 4. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting
To Be Held on May 13, 2019:
The Notice & Proxy Statement and the Annual Report are Available at
http://materials.proxyvote.com/460146

E61480-P18031

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 13, 2019

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 13, 2019, AT 11 A.M. CDT AT THE INTERNATIONAL PAPER COMPANY HEADQUARTERS, TOWER IV, LOCATED AT 1740 INTERNATIONAL DRIVE IN MEMPHIS, TENNESSEE 38197, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing Mark S. Sutton, Tim S. Nicholls and Sharon R. Ryan, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 13, 2019, and any adjournment or postponement thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, FOR Items 2 and 3, and AGAINST Item 4. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing the Trustee to vote the shares of common stock in accordance with your voting instructions. The Company has authorized Broadridge as the agent to tabulate the votes under each of the plans. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 8, 2019, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 8, 2019.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark the corresponding box on the reverse side.)